UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Motorola, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196	PLACE OF MEETING: Rosemont Theater 5400 N. River Road Rosemont, Illinois 60018
March 11, 2005

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
      Our Annual Meeting will be held at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018 on Monday, May 2, 2005 at 5:00 P.M., local time.
      The purpose of the meeting is to:
      1.     elect directors for the next year;
      2.     consider and vote upon two stockholder proposals, if properly presented at the meeting; and
      3.     act upon such other matters as may properly come before the meeting.
      Only Motorola stockholders of record at the close of business on March 4, 2005 will be entitled to vote at the meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

A. Peter Lawson
Secretary

March 11, 2005
Fellow Stockholders:
      Motorola made great progress in 2004 on a number of fronts. Earnings from continuing operations increased 136% while revenue grew 35% from the previous year. Market share increased in most of our businesses, especially in mobile devices. Our balance sheet, with more than $5 billion in net cash, is the best it has been in our history. On-time launches of great new products with improved quality delighted many of our customers.
      Just as important as our operational improvements, our organizational structure was aligned to implement key strategies around our vision. We simplified our market focus and eliminated redundancies by consolidating into four integrated business units — mobile devices, networks, government & enterprise and connected home. Support functions are streamlined to reduce cost and drive common business processes across the company. We invested in our core competencies, including technology, brand and marketing. We move into 2005 as a nimbler, higher-performance team.
      You are cordially invited to attend Motorola’s 2005 Annual Stockholders Meeting, where we will be electing the 12 members of our Board of Directors. The meeting will be held on Monday, May 2, 2005 at 5:00 p.m., local time at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018.
      I encourage each of you to vote your shares through one of the three convenient methods described in the enclosed proxy statement. I would appreciate your support of the nominated directors and, as always, I thank you for your continued support of Motorola.
Edward J. Zander
Chairman and CEO,
Motorola, Inc.

PROXY STATEMENT

PROXY STATEMENT

PROXY STATEMENT
VOTING PROCEDURES
      The Board of Directors is soliciting proxies to be used at the May 2, 2005 Annual Meeting of Stockholders. Your vote is very important. This proxy statement, the form of proxy and the 2004 Annual Report will be mailed to stockholders on or about March 16, 2005. The proxy statement and Annual Report are also available on the Company’s website at www.motorola.com/investor.
Who Can Vote
      Only stockholders of record at the close of business on March 4, 2005 (the “record date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were issued and outstanding 2,451,806,660 shares of the Company’s common stock, $3 par value per share (“Common Stock”), the only class of voting securities of the Company.
List of Stockholders
      A list of stockholders entitled to vote at the meeting will be available for examination at Motorola’s Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 2005 Annual Meeting and at the Annual Meeting.
How You Can Vote
      There are three convenient voting methods:

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. The deadline for telephone voting is 11:59 p.m., Eastern time on Sunday, May 1, 2005. Telephone voting is available 24 hours a day. If you vote by telephone you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by telephone.

•	Voting by Internet. You can also vote via the Internet. The website for Internet voting is also on your proxy card. The deadline for Internet voting is 11:59 p.m., Eastern time on Sunday, May 1, 2005. Internet voting also is available 24 hours a day. If you vote via the Internet you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by Internet.

•	Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. To ensure your vote is counted, receipt of your mailed proxy is needed by Saturday, April 30, 2005.
How You May Revoke Your Proxy or Change Your Vote
      You can revoke your proxy at any time before it is voted at the 2005 Annual Meeting by either:

•	Sending written notice of revocation to the Secretary.

•	Submitting another timely proxy by telephone, Internet or paper ballot.

•	Attending the 2005 Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
General Information on Voting

Quorum Required
      In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld”, a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

No Cumulative Voting
      You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

Required Vote to Elect Directors
      Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 12 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 12 nominees named

PROXY STATEMENT

in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Vote to Adopt Other Proposals
      In order to recommend that the Board consider adoption of any shareholder proposal, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For each of these proposals, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against any of these proposals and will have no effect on either of these proposals.

Other Information
      If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). The election of directors is a “discretionary” item. The two shareholder proposals are “non-discretionary” items.
      All shares that have been properly voted— whether by telephone, Internet or mail— and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
      If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we filed this proxy statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.
Voting by Participants in the Company’s 401(k) Plan
      If a stockholder owns shares of Common Stock through the Motorola 401(k) Plan (the “401(k) Plan”), the proxy card also will serve as a voting instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the 401(k) Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted by other participants owning shares of Common Stock in the 401(k) Plan.

PROXY STATEMENT

PROPOSAL 1
ELECTION OF DIRECTORS FOR A ONE-YEAR TERM
      The term of office of all present directors of the Company will expire on the day of the 2005 Annual Meeting upon the election of their successors. The number of directors of the Company to be elected at the 2005 Annual Meeting is 12. The directors elected at the 2005 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.
NOMINEES
      Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of stockholders held on May 3, 2004, except for Mr. Sommer, Mr. Meredith and Mr. Stengel who are standing for election for the first time. Mr. Pepper and Mr. Zafirovski are not standing for re-election.
      If any of the nominees named below is not available to serve as a director at the time of the 2005 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors. The ages shown are as of January 1, 2005.

EDWARD J. ZANDER, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
Director since 2004 Age— 57

Mr. Zander joined Motorola in January 2004 as Chairman and Chief Executive Officer. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and COO of Sun Microsystems, Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander serves on the board of directors of several educational and non-profit organizations, including the Jason Foundation for Education, the science advisory board of Rensselaer Polytechnic Institute and the advisory board of the School of Management of Boston University. Mr. Zander received a Bachelor of Science degree in electrical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration from Boston University.

H. LAURANCE FULLER, Principal Occupation: Retired; Formerly Co-Chairman of the Board, BP Amoco, p.l.c.
Director since 1994 Age— 66

Mr. Fuller retired as Co-Chairman of BP Amoco, p.l.c., an energy company, in March 2000. Prior to holding that position, he had served as Chairman and Chief Executive Officer of Amoco Corporation since 1991. He is also a director of Abbott Laboratories, Cabot Microelectronics Corporation and Verde Group. Mr. Fuller graduated from Cornell University with a B.S. degree in chemical engineering and earned a J.D. degree from DePaul University Law School.

PROXY STATEMENT

JUDY C. LEWENT, Principal Occupation: Executive Vice President & Chief Financial Officer and President, Human Health Asia, Merck & Co., Inc.
Director since 1995 Age— 55

Ms. Lewent was elected Senior Vice President and Chief Financial Officer of Merck & Co., Inc., a pharmaceutical company, in December 1992, and became Executive Vice President and Chief Financial Officer in February 2001. In January 2003, she was given additional responsibilities as President, Human Health Asia for Merck. Ms. Lewent is a director of Dell Inc., Johnson & Johnson, Merck Consumer Pharmaceuticals Company, Merial Limited and the National Bureau of Economic Research. She serves as a trustee of the Rockefeller Family Trust and is a Life Member of the Massachusetts Institute of Technology Corporation. Ms. Lewent is also a member of the Penn Medicine Board, University of Pennsylvania Health System and the American Academy of Arts & Sciences. She received a B.S. degree from Goucher College and an M.S. degree from the MIT Sloan School of Management.

DR. WALTER E. MASSEY, Principal Occupation: President of Morehouse College
Director since 1993 Age—66

Dr. Massey has been President of Morehouse College since 1995. In 1991, he was appointed by President Bush as the Director of the National Science Foundation after which he was Provost and Senior Vice President for the University of California System. Prior to that he had been director of the Argonne National Laboratory and vice president for research at the University of Chicago. Dr. Massey received a Ph.D. degree in Physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a director of BP Amoco, p.l.c., BankAmerica Corporation and McDonalds, Inc. He also serves as a director of the United Negro College Fund. Dr. Massey previously served as a director of the Company from 1984 until 1991 when he accepted his appointment to the National Science Foundation.

THOMAS J. MEREDITH, Principal Occupation: General Partner and Co-Founder, Meritage Capital, L.P. and Chief Executive Officer, MFI Capital
Director Since 2005 Age— 53

Mr. Meredith is currently a general partner of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds that he co-founded. He is also chief executive officer of MFI Capital. Previously, he was the Managing Director of Dell Ventures and Senior Vice President, Business Development and Strategy of Dell, Inc., a computer manufacturer, from 2000 until 2001, and was Chief Financial Officer of Dell, Inc. from 1992 until 2000. Mr. Meredith is also a director of Motive, Inc., Surgient, Inc., VoxPath Networks and GeoVector Corporation, is an adjunct professor at the McCombs School of Business at the University of Texas, and serves on the advisory boards of both the University of Texas and Wharton School at the University of Pennsylvania. Mr. Meredith received a Bachelor of Science degree in Political Science from St. Francis University, a J.D. degree from Duquesne University and an LL.M. degree in Taxation from Georgetown University.

PROXY STATEMENT

NICHOLAS NEGROPONTE, Principal Occupation: Chairman of the Massachusetts Institute of Technology Media Laboratory
Director since 1996 Age— 61

Mr. Negroponte is a co-founder and chairman of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT’s pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

INDRA K. NOOYI, Principal Occupation: President and Chief Financial Officer, PepsiCo, Inc.
Director since 2002 Age— 49

Ms. Nooyi is President & Chief Financial Officer of PepsiCo, Inc., a world leader in convenient foods and beverages. She joined PepsiCo in 1994 as Senior Vice President of Strategic Planning, and she became Chief Financial Officer in 2000. Ms. Nooyi also serves on the Board of Directors of PepsiCo, Inc. and the PepsiCo Foundation. She serves as Successor Fellow at Yale Corporation and is on the advisory boards of Yale University President’s Council of International Activities, Yale School of Management, PlaNet Finance, and Breast Cancer Alliance, Inc. She is a member of the Board of the International Rescue Committee and Lincoln Center for the Performing Arts in New York City and also serves as a trustee of the Asia Society and Eisenhower Fellowships. Ms. Nooyi graduated from Madras Christian College in India with a degree in Chemistry, Physics and Math and earned a Master’s Degree in Finance and Marketing from the Indian Institute of Management in Calcutta and a Master’s Degree in Public and Private Management from Yale’s University School of Organization and Management.

SAMUEL C. SCOTT III, Principal Occupation: Chairman, President and Chief Executive Officer, Corn Products International
Director since 1993 Age— 60

Mr. Scott is Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC International spun off Corn Products International as a separate corporation. Mr. Scott serves on the Board of Directors of Bank of New York, Inroads/Chicago, Accion USA and the Chicago Council on Foreign Relations. He also serves as a Trustee of The Conference Board. Mr. Scott graduated from Fairleigh Dickinson University with a bachelor’s degree in engineering in 1966 and an MBA in 1973.

PROXY STATEMENT

RON SOMMER, Principal Occupation: Retired; Formerly Chairman of the Board of Management of Deutsche Telekom AG
Director Since 2004 Age— 55

Ron Sommer was Chairman of the Board of Management of Deutsche Telekom AG, a telecommunication company, from May 1995 until he retired in July 2002. He is also a director of Muenchener Rueckversicherung and Celanese, Chairman of the Advisory Board of AFK Systema and Member of the International Advisory Board of The Blackstone Group. Mr. Sommer received a Ph.D. degree in Mathematics from the University of Vienna, Austria.

JAMES R. STENGEL, Principal Occupation: Global Marketing Officer, Procter & Gamble Company
Director Since 2005 Age— 49

Mr. Stengel is currently the Global Marketing Officer of Procter & Gamble Company, a consumer products company. He joined Procter & Gamble in 1983, where he recently served as Vice President-Global Baby Care Strategic Planning, Marketing and New Business Development from May 2000 until August 2001, when he became Global Marketing Officer. Mr. Stengel serves as chairman of the Association of National Advertisers. He is also on the Advertising Council Board, the Board of Trustees of the Cincinnati Ballet, the Seven Hills School Board of Trustees and United Way, Alexis deToqueville Society. Mr. Stengel received a B.A. degree from Franklin & Marshall College and an M.B.A. from Pennsylvania State University.

DOUGLAS A. WARNER III, Principal Occupation: Retired; Formerly Chairman of the Board, J.P. Morgan Chase & Co.
Director since 2002 Age— 58

Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm, from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President, and Chief Executive Officer of J.P. Morgan & Co. He is also a director of Anheuser-Busch Companies, Inc. and General Electric Co. He is on the Board of Counselors of the Bechtel Group Inc. and is a member of The Business Council. He is chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Mr. Warner is a trustee of the Pierpont Morgan Library and a member of the Yale Investment Committee. Mr. Warner received a B.A. degree from Yale University.

DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
Director since 1995 Age— 65

Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

RECOMMENDATION OF THE BOARD
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS
Corporate Governance Principles
      The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. In order to do that effectively, the Board believes it should be comprised of individuals with appropriate skills and experiences to contribute effectively to this dynamic process. The Board is currently highly diversified; it is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, government and academia. The Board also believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must be informed about the positive and negative issues, problems and challenges facing Motorola and its industries and markets so that the members can exercise their fiduciary responsibilities to shareholders.
Director Independence
      On February 24, 2005, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola, Inc. Director Independence Guidelines, that Mr. Fuller, Ms. Lewent, Dr. Massey, Mr. Meredith, Mr. Negroponte, Ms. Nooyi, Mr. Scott, Mr. Sommer, Mr. Stengel, Mr. Warner and Mr. White are independent. Mr. Zander does not qualify as an independent director since he is an employee of the Company.
      The Motorola, Inc. Director Independence Guidelines include the NYSE independence standards and categorical standards the Board uses in determining if a relationship that a Board member has with the Company is material. The categorical standards adopted by the Board are as follows:
           • Contributions or payments (including the provision of goods or services) from Motorola to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director is an officer, director, trustee or employee, will not impair independence unless the following are applicable: the contribution or payment (excluding Motorola matches of charitable contributions made by employees or directors under Motorola’s or the Motorola Foundation’s matching gift programs) is to:

(i) an entity that the director or the director’s spouse currently is an officer, director or trustee, and held such position at the time of the contribution,
(ii) was made within the previous three years, and
(iii) was in an amount which, in the entity’s last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity’s consolidated gross revenues (or equivalent measure).
           • Indebtedness of Motorola to a bank or similar entity of which a director or a director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer or an owner who directly or indirectly has a 10% or greater equity or voting interest in an entity (a “10% Owner”) of such entity and he or she held that position at any time during the previous twelve months, and
(ii) the total amount of Motorola’s indebtedness during the previous twelve months is more than five percent of the total consolidated assets of such entity in its last fiscal year.
           • Other business relationships between a director or a director’s immediate family member (defined to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home), such as consulting, legal or financial advisory services provided to Motorola will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and
(ii) the services that were provided during the previous twelve months were in an amount which, in the company’s or firm’s last fiscal year, exceeded the greater of $1 million or 2% of such company’s or firm’s consolidated gross revenues.
      This does not include business relationships with Motorola’s independent registered public accounting firm because those relationships are covered by the NYSE independence standards.

PROXY STATEMENT

           • Motorola’s ownership of voting stock of a company of which the director or the director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of that company and
(ii) Motorola is currently a 10% Owner of that company.
(iii) The ownership of Motorola shares by a director or a director’s immediate family member will not be considered to be a material relationship which would impair a director’s independence.
      When applying the NYSE independence standards and categorical standards set forth above, “Motorola” includes Motorola, Inc. and any of its subsidiaries, and the Motorola Foundation. A complete copy of the Motorola, Inc. Director Independence Guidelines is available on the Company’s website at www.motorola.com/investor.
Motorola Relationships with MIT
      Nicholas Negroponte is the Chairman of the MIT Media Laboratory, an academic and research laboratory at MIT. During the last three years, Motorola, the Motorola Foundation and Massachusetts Institute of Technology (“MIT”) have had various commercial and charitable relationships. Certain relationships will continue in 2005 and into the future.
      The largest financial commitment to MIT in the last several years is the Company’s financial support to MIT for the development of graduate educational programs at the Master of Science level at the Malaysia University of Science and Technology. Graduate degree level classes at the University began in 2002. Malaysia is an important market for Motorola and our support of this program was one way to demonstrate our commitment to Malaysia. In each of the last three years, Motorola and the Motorola Foundation provided the following combined financial support to MIT for this program: $3.8 million in 2004; $5.0 million in 2003; and $5.0 million in 2002. Motorola and the Motorola Foundation are not planning to provide any additional support to the program in 2005.
      Motorola also pays royalties to MIT in connection with technology used in our cable set-top boxes that is licensed to us by MIT.
      Motorola has relationships with the MIT Media Laboratory. The MIT Media Laboratory is part of MIT and focuses on the study, invention and creative use of digital technologies. In 2004, Motorola became a corporate and strategic research partner of the Media Lab at a cost of $750,000 a year. As one of several such sponsors, Motorola has access to all the Media Lab’s intellectual property on a royalty free, non-exclusive basis during the period of the sponsorship and is entitled to participate in Media Lab group meetings for sponsors, to see research at the Media Lab and discuss areas of common interest.
      Motorola has other miscellaneous relationships with MIT. In 2004, Motorola and the Motorola Foundation made approximately $5.5 million of payments to MIT, including the payments in 2004 discussed above.
      The Independence Guidelines state that a director’s independence could be impaired if a payment to a non-profit organization, including universities, was in an amount which, in the recipient organization’s last fiscal year, exceeded the greater of $300,000 or 5% of the recipient organization’s consolidated gross revenues (or equivalent measure). For the fiscal year ended June 30, 2004, MIT had total operating revenues (the closest equivalent to consolidated gross revenue) of $1.83 billion, and five percent of that amount is $91.5 million. Accordingly, Motorola’s and the Motorola Foundation’s combined payments and contributions to MIT are significantly less than $91.5 million.
      The Board has concluded that Mr. Negroponte is independent based upon the criteria set forth in the Independence Guidelines and the nature of the relationships Motorola has with MIT. MIT is one of the world’s leading research universities in science and technology. It has associations with many of the top corporations around the world which, like Motorola, seek the expertise of MIT on a wide variety of matters. Motorola’s relationship with MIT advances the Company’s business goals. Mr. Negroponte does not direct those relationships nor does he vote as a member of the Motorola Board of Directors to approve those relationships.
      Judy Lewent is a life member of the MIT Corporation, the Board of Trustees of MIT. She is one of about 75 national and international leaders in higher education, business and industry, science, engineering and other professions who are members of the MIT Corporation. She is also a member of its Executive Committee, which is responsible for general administrative and superintendence of MIT Corporation. The Board has also concluded that Ms. Lewent is independent based on the criteria set forth in the Independence Guidelines and the nature of Ms. Lewent’s service to MIT.

PROXY STATEMENT

Committee Independence
      The Board has determined that all of the members of the Audit and Legal Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola, Inc. Director Independence Guidelines and the NYSE listing standards.
Motorola Corporate Governance Web Page and Available Documents
      Motorola maintains a corporate governance page on its website at www.motorola.com/investor that includes information about its corporate governance. The following documents are currently included on the website:

•	The Motorola, Inc. Board Governance Guidelines

•	The Motorola, Inc. Director Independence Guidelines

•	The Principles of Conduct for Members of the Motorola, Inc. Board of Directors

•	The Motorola Code of Business Conduct, which applies to all employees

•	The charters of the Audit and Legal Committee and Governance and Nominating Committee, the current versions of which the Board adopted on February 3, 2004; and the charter of the Compensation and Leadership Committee the current version of which the Board adopted on February 15, 2005

•	The Motorola, Inc. Articles of Incorporation

•	The Motorola Inc. Amended and Restated Bylaws, the current version of which the Board adopted on February 15, 2005
      The Company intends to disclose amendments to the above documents or waivers applicable to its directors, chief executive officer, chief financial officer and corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola website. The Company will also provide you a printed copy of these documents if you contact Investor Relations, in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com.
BOARD OF DIRECTORS MATTERS
Meetings of the Board
      The Board of Directors is responsible for supervision of the overall affairs of the Company. The Board of Directors held 9 meetings during 2004. Overall attendance at Board and committee meetings was 95%. All directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2004.
      Following the Annual Meeting, the Board will consist of 12 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and to fill vacancies.
Executive Sessions of the Board and the Presiding Director
      Independent directors of the Company meet regularly in executive session without management as required by the Motorola, Inc. Board Governance Guidelines. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board of Directors. The Board expects to have a least four executive sessions each year. Alternating executive sessions will be led by the chair of the Governance and Nominating Committee and the chair of the Compensation and Leadership Committee. In 2004, the non-employee members of the Board met in executive session 7 times.
Director Attendance at Annual Meeting
      Board members are expected to attend the Annual Meeting of stockholders as provided in the Motorola, Inc. Board Governance Guidelines. All of our directors that stood for election at the 2004 Annual Meeting attended that meeting.
Committees of the Board
      To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has 6 standing committees.

Audit and Legal Committee
Members at 12/31/04: Directors Fuller (Chair), Pepper and White
Members at 3/11/05: Directors Fuller (Chair), Meredith, Pepper and White
Number of Meetings in 2004: Six

PROXY STATEMENT

Functions:

•	Assists the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance
•	Hires the independent registered public accounting firm
•	Monitors the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the internal auditors
•	Maintains, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm
•	Oversees compliance with the Company’s policies for conducting business, including ethical business standards
•	Prepares the report of the Committee included in this proxy statement

Compensation and Leadership Committee

Members at 12/31/04 and 03/11/05: Directors Scott (Chair), Nooyi, Sommer and Warner
Number of Meetings in 2004: Seven
Functions:

•	Assists the Board in overseeing the management of the Company’s human resources including:

•	compensation and benefits programs
•	CEO performance and compensation; and
•	executive development and succession and diversity efforts

•	Oversees the evaluation of management
•	Prepares the report of the Committee on executive officer compensation included in this proxy statement

Executive Committee

Members at 12/31/04: Directors Zander (Chair), Fuller, Lewent, Pepper, Scott and Zafirovski
Members at 3/11/05: Directors Zander (Chair), Fuller, Lewent, Pepper and Scott
Number of Meetings in 2004: None
      Functions:

•	Acts for the Board between meetings on matters already approved in principle by the Board
•	Exercises the authority of the Board on specific matters assigned by the Board from time to time
Finance Committee

Members at 12/31/04: Directors Lewent (Chair), Warner and Zafirovski Members at 3/11/05: Directors Lewent (Chair) and Warner Number of Meetings in 2004: Six Functions:

•	Reviews the Company’s overall financial posture, asset utilization and capital structure
•	Reviews the need for equity and/or debt financing and specific outside financing proposals
•	Monitors the performance and investments of employee retirement and related funds
•	Reviews the Company’s dividend payment plans and practices
Governance and Nominating Committee

Members at 12/31/04 and 03/11/05: Directors Pepper (Chair), Massey and Negroponte Number of Meetings in 2004: Five Functions:

•	Identifies individuals qualified to become board members, consistent with the criteria approved by the Board
•	Recommends director nominees and individuals to fill vacant positions
•	Assists the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board
•	Oversees the evaluation of the Board and its committees
•	Generally oversees the governance of the Board
Technology and Design Committee

Members at 12/31/04 and 3/11/05: Directors Massey (Chair), Negroponte and Zander
Number of Meetings in 2004: Four
Functions:

•	Identifies and assesses significant technological issues and needs affecting the Company
•	Reviews technical relationships and activities with academic institutions and public sector laboratories
•	Reviews the adequacy of the Company’s technical resources and continuing technical education

PROXY STATEMENT

Director Compensation and Related Transactions
      Directors who are also employees of Motorola receive no additional compensation for serving on the Board or its committees.
      During 2004, the annual retainer fee paid to each non-employee director was $75,000. In addition, (1) the chairs of the Audit and Legal and Compensation and Leadership Committees each received an additional annual fee of $12,000, (2) the chairs of the other Committees each received an additional annual fee of $5,000, and (3) the members of the Audit and Legal Committee, other than the chair, each received an additional annual fee of $5,000. The Company also reimburses its directors, and in certain circumstances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings.
      On May 4, 2004, each non-employee director received options to acquire 15,000 shares of Common Stock for $16.30, the fair market value of the shares on the date of grant. Directors are expected to continue to be granted options to purchase shares of Common Stock each year.
      Directors are required to accept half of all their Board compensation in Common Stock or deferred stock units, and may elect to accept up to 100% of their remaining compensation in Common Stock or deferred stock units. Non-employee directors may elect to defer receipt of all or any portion of their compensation that is not otherwise required to be paid in Common Stock or deferred stock units by electing to participate in the Motorola Management Deferred Compensation Plan. This plan offers a wide variety of investment options. Directors may elect to have distributions while they are directors or after they retire from the Board.
      In 1996, the Board terminated its retirement plan. Non-employee directors elected to the Board after the termination date are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola until they are no longer members of the Board because either: (i) they did not stand for re-election or were not re-elected, or (ii) their disability or death. Director Massey did not convert his accrued benefits in the retirement plan and is entitled to receive payment of such benefits in accordance with the applicable payment terms of the retirement plan, including payments to his spouse in the event of his death. Mr. Massey served on the Board for eight or more years prior to the termination of the plan and, accordingly, is fully vested and will be entitled to an annual payment of $32,000 upon retirement from the Board.
      Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 2004 was $3,000.
      In June 2004, the Company paid B. Kenneth West $40,000 for services Mr. West provided in connection with the preparation for the separation of Freescale Semiconductor, Inc. Services included director recruitment and the establishment and evaluation of corporate governance practices.
Process for Identifying and Evaluating Director Candidates
      As stated in the Motorola, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including experience, in the context of the Board’s needs; diversity; age; skills and independence. It also considers ethical standards and integrity.
      The Committee considers recommendations from many sources, including members of the Board, management and search firms. From time-to-time, Motorola hires global search firms to help identify and facilitate the screening and interview process of director nominees. The search firm screens candidates based on the Board’s criteria, does reference checks, prepares a biography for each candidate for the Committee’s review and helps set up interviews. The Committee and the Chairman of the Board conduct interviews with candidates who meet the Board’s criteria. During 2004, a search firm recommended Mr. Sommer and Mr. Meredith to the Committee; a non-employee director recommended Mr. Stengel. The Committee has full discretion in considering its nominations to the Board.

PROXY STATEMENT

PROPOSAL 2
SHAREHOLDER PROPOSAL RE: NON-
DEDUCTIBLE EXECUTIVE COMPENSATION
      For reasons stated below, the Board of Directors of the Company recommends a vote “AGAINST” this shareholder proposal.
      The Company has been advised that William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 2,800 shares, intends to submit the following proposal for consideration at the 2005 Annual Meeting.
      Resolved, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

“Section A.I. Executive Compensation. From the date of adoption of this section no officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-removable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as “performance-based compensation” or as an “incentive stock option” within the meaning of the Internal Revenue Code only if:

(a) in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long term or annual incentive plan; and

(b) in the case of incentive stock options, the Corporation shall record as an expense on its financial statements the fair value of any stock options granted.”
This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.
      Supporting Statement: This proposal would require that our company not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.
      Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”
      Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.
      A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at the MONY 2003 annual meeting. The 38% yes-vote was more impressive because:

1) This was the first time this proposal was ever voted.

2) The proponent did not even solicit shareholder votes.
      I think it is reasonable to require our company to fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.
RECOMMENDATION OF THE BOARD
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.
      The Board believes that the rigid constraints suggested by this shareholder proposal would severely limit the Company’s ability to attract and retain the executive talent that is critical to the success of the Company. As described in some detail in the Report of the Compensation and Leadership Committee, the Company’s executive compensation programs are structured to be competitive with market pay rates of the Company’s competitive peer group. The Board believes that establishing caps on compensation levels for executives as suggested by this shareholder proposal

PROXY STATEMENT

would deny the Board and the Compensation and Leadership Committee the flexibility that they need to respond to changing industry, market and compensation trends. It is vital that the Board and the Compensation and Leadership Committee are able to tailor compensation packages to address the specific goals of the Company and that they can customize executive compensation programs to attract and retain the highly qualified executives needed to succeed in a competitive world economy. In designing the Company’s compensation programs, the Board and the Compensation and Leadership Committee need to consider a variety of factors, including: the goals the Board has established for the Company; the corporate tax consequences of various compensation arrangements; prevailing pay rates, and competitive practices of comparable companies in the industries participated in by the Company in the United States and around the world.
      Furthermore, the Board believes that the voting scheme suggested by this shareholder proposal would contravene Delaware law. The Company is a Delaware corporation and subject to the laws of the State of Delaware. The proposal would require the Company to obtain approval of a “majority of the stockholders” within one year preceding the payment of such compensation. Counting votes based on the number of persons holding shares of the Company’s stock, without regard to the number of shares held by such person is known as “per capita voting”. Per capita voting is authorized under Delaware law only when expressly provided for in a company’s certificate of incorporation. The “one share, one vote” voting standard established in the Company’s certificate of incorporation counts the number of shares voted for a proposal rather than the number of shareholders. The Company’s certificate of incorporation does not allow for per capita voting. Therefore, the voting scheme set forth in the shareholder proposal if implemented is inconsistent with, and would violate, Delaware law.
      For the above reasons, the Board believes that the Company should retain the ability to structure compensation programs without being subject to the rigid preset conditions of this shareholder proposal.
PROPOSAL 3
SHAREHOLDER PROPOSAL RE: DIRECTOR ELECTION BY MAJORITY VOTE
      The Company has been advised that the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W. Washington, D.C. 20001, the beneficial owner of approximately 38,200 shares, intends to submit the following proposal for consideration at the 2005 Annual Meeting.
      For reasons stated below, the Board of Directors of the Company recommends a vote “AGAINST” this shareholder proposal.
      Resolved, that the shareholders of Motorola, Inc (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or reelected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

PROXY STATEMENT

      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.
RECOMMENDATION OF THE BOARD
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.
      Our Company is incorporated under the laws of the State of Delaware and is governed by the Delaware General Corporation Law (“Delaware Corporate Law”). Delaware Corporate Law provides that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless otherwise specified in a company’s certificate of incorporation or bylaws. Because the Company has not specified a different voting requirement in its certificate of incorporation or bylaws, the plurality standard established by Delaware Corporate Law governs the election of the Company’s directors. This statutory standard is also the standard that governs many other public companies that are incorporated in Delaware. The rules governing plurality voting are well understood and established. Moreover, the Board believes that the plurality standard is fair and impartial and serves the best interests of the Company’s shareholders.
      Motorola’s Board has been historically comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of various criteria applied by federal regulatory agencies and investor rating companies, as well as by the listing rules of the New York Stock Exchange. Each of these directors was elected by a plurality vote. Since the Company’s shareholders have a history of electing highly qualified, independent directors under the current plurality system, a change in the voting requirement is not necessary to improve our corporate governance processes.
      In addition, during the past ten years, every director nominee, other than one director who is no longer a member of the Board, has received the affirmative vote of more than 90% of the shares entitled to vote and present in person or by proxy at the annual meeting of shareholders. During that same time period, with the exception of the one director who is no longer a member of the Board, no more than 8% percent of the shares entitled to vote and present in person or by proxy at the annual meeting of shareholders were withheld for the election of any one director nominee. Consequently, changing from the Company’s plurality voting requirement to the proposed voting requirement would not have had an effect on the outcome of our election process during the past ten years.
      The Company’s current plurality voting requirement for election of directors is also fair and impartial in that it applies equally to any candidate who is nominated for election to the Board. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board, whether the candidate is nominated by the Board or a shareholder. For example, a shareholder nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Board. If the proposal were adopted, a shareholder nominee might fail to win election to the Board even if such person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.
      Moreover, the proposal does not address what would occur if no candidate receives the requisite majority vote. Consistent with the provisions of Delaware Corporate Law, the Company bylaws state that each director shall hold office until his or her successor shall have been elected and qualified, or until his or her earlier death or resignation. Without resignation, the incumbent directors would remain for lack of obtaining the proposed majority vote. Further, the proposal could result in a situation where no candidate, in a multiple candidate election, can practically receive the required vote. Again, the incumbent director would presumably remain in office and if he or she resigns, for example, the Board determines the replacement for the unexpired terms. All of these alternatives are less democratic and, in the view of the Board, less desirable than the election of directors by plurality vote.

PROXY STATEMENT

      With most public companies not using the proposed voting system, it is likely that the unpredictability described above could deter the most qualified individuals from agreeing to serve as director nominees. Additionally, the proposal may have the unintended consequences of unnecessarily increasing the cost of soliciting shareholder votes. The Company may need to implement a proactive telephone solicitation, a second mailing, or other vote-procuring strategies to obtain the required vote under the proposal. For these reasons, the Board recommends a vote against the shareholder proposal.
EQUITY COMPENSATION PLAN INFORMATION(1)
      The following table summarizes the Company’s equity compensation plan information as of December 31, 2004. The table does not include information with respect to options assumed in acquisitions where the plans governing the options will not be used for future awards, as described below.

					Number of securities
					remaining available for
	Number of				future issuance under
	securities to be		Weighted-average		equity compensation
	issued upon exercise		exercise price		plans (excluding
	of outstanding		of outstanding		securities reflected in
	options and rights		options and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by Motorola stockholders	322,758,862	(2)(3)(4)	$16.24	(5)	107,225,363	(6)

Equity compensation plans not approved by Motorola stockholders(7)(8)	10,056,712		$12.51		3,976,025	(9)

Total	332,815,574		$16.13		111,201,388

(1)	The number of shares and exercise price of outstanding options has been adjusted to reflect the distribution of shares of Freescale Semiconductor, Inc. on December 2, 2004 as described in footnote 5 in the Summary Compensation Table.

(2)	This includes options to purchase shares outstanding under the Motorola Omnibus Incentive Plan of 2003 (“2003 Plan”), the Motorola Omnibus Incentive Plan of 2002 (“2002 Plan”), the Motorola Omnibus Incentive Plan of 2000 (“2000 Plan”), the Motorola Amended and Restated Incentive Plan of 1998 (“1998 Plan”) and prior stock incentive plans no longer in effect.

(3)	This also includes an aggregate of 2,603,136 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2003 Plan, the 2002 Plan, the 2000 Plan, the Motorola Non-Employee Directors Stock Plan (“Non-Employee Directors Plan”) and prior incentive plans that are no longer in effect. Each restricted or deferred stock unit is intended to be the economic equivalent of a share of Common Stock.

(4)	This does not include 695,031 stock appreciation rights (“SARs”) which are outstanding and exercisable under the 2000 Plan, the 1998 Plan and prior stock incentive plans that are no longer in effect. These SARs enable the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. No security is issued upon the exercise of these SARs.

(5)	This weighted exercise price does not include outstanding restricted or deferred stock units.

(6)	Of these shares: (i) 29,875,973 shares remain available for future issuance under the Company’s employee stock purchase plan, the Motorola Employee Stock Purchase Plan of 1999, as amended; (ii) 2,700 shares remain available for issuance under the Non-Employee Directors Plan, a plan under which the Company’s non-employee directors receive a portion or all of their fees in stock or deferred stock units in lieu of cash, and (iii) an aggregate of 77,346,690 shares remain available for grants of awards under the 2003 Plan, the 2002 Plan, the 2000 Plan and the 1998 Plan, of which 31,627,370 shares are available for grants of awards other than options under the 2003 Plan, 3,099,376 shares are available for grants of awards other than options under the 2002 Plan and 4,977,611 shares are available for grants of awards other than options under the 2000 Plan. Other benefits which may be granted under the 2003 Plan, the 2002 Plan and the 2000 Plan, are SARs, restricted stock, restricted stock units, performance stock, performance units, annual management incentive awards and other stock awards. Only options and SARs can currently be granted under the 1998 Plan.

(7)	The Company’s only non-shareholder approved plan is the Compensation/ Acquisition Plan of 2000 (“C/ A Plan”) that was adopted in November 2000. Since its inception, the major purposes of the C/ A Plan are to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses; otherwise grants are generally made by the Company under the 1998, 2000, 2002 and 2003 Plans. Awards may not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan is more fully described below.

PROXY STATEMENT

(8)	As of December 31, 2004, individual options to purchase a total of 4,851,910 shares of Common Stock had been assumed by the Company in connection with acquisition transactions, at a weighted average exercise price of $10.89. These options were issued under equity compensation plans of companies acquired by Motorola. No additional options may be granted under these equity compensation plans. The table does not include information with respect to these assumed options.

(9)	Of these shares, 78,200 are available for grants of awards other than options under the C/ A Plan. Other benefits which may be granted under the C/ A Plan are SARs, restricted stock, restricted stock units, performance stock, performance units, annual management incentive awards and other stock awards.
The Compensation/ Acquisition Plan of 2000
      The Compensation/ Acquisition Plan of 2000 (the “C/A Plan”), initially adopted on November 7, 2000 by the Board of Directors, provides that awards may be granted to employees of the Company and its subsidiaries who are not executive officers or directors of the Company, in connection with its recruiting and retention efforts. Since its inception, the major purposes of the C/A Plan have been to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses.
      The C/A Plan permits the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards. When initially adopted the C/A Plan provided for a maximum of 40 million shares of Common Stock to be issued under the C/A Plan, subject to certain adjustments and the reusage of shares in certain circumstances such as forfeitures and cancellations. However, the C/A Plan was amended in November 2001 to provide that, in lieu of such share authorization, the Compensation and Leadership Committee has the authority to determine from time to time the maximum number of shares of Common Stock reserved for issuance under the C/A Plan. In November 2001 the Compensation and Leadership Committee authorized 2 million shares to be issued under the C/A Plan, subject to adjustments and the reusage provision. On May 3, 2003, a grant of stock options made prior to November 2001 under the C/A Plan expired without being exercised. As a result, approximately 6 million shares became available for the use under the C/A Plan’s reusage provisions. As of December 31, 2004, the maximum number of shares available under the C/A Plan was 3,976,025.
      Awards have included options to acquire shares of the Company’s Common Stock and shares of restricted stock (“Restricted Stock”). Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, all options expire 10 years from the date of grant and vest and become exercisable at 25% increments over four years. Awards of Restricted Stock consist of shares or rights to shares of the Company’s common stock. The restrictions on individual grants vary, but are designed so that the awards are subject to substantial risk of forfeiture by the employee.
      Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs, will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock outstanding on the date on which the change in control occurs will be automatically terminated.

PROXY STATEMENT

OWNERSHIP OF SECURITIES
Security Ownership of Management and Directors
      The following table sets forth information as of February 28, 2005, regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table*, and by all current directors, nominees and executive officers of the Company as a group. Each director, nominee and named executive officer owns less than 1% of the Common Stock. All current directors, nominees and current executive officers as a group own less than 1%.

		Shares Under		Total Shares
		Exercisable		Beneficially
Name	Shares Owned(1)	Options(2)	Stock Units(3)	Owned(4)(5)

Edward J. Zander	168,024	377,190	0	1,059,445
Mike S. Zafirovski	1,471,637	1,844,040	0	3,315,677	(7)
David W. Devonshire	40,000	111,760	10,356	172,471
Gregory Q. Brown	17,694	126,288	0	220,842
Adrian R. Nemcek	87,380	593,442	0	684,487	(10)
H. Laurance Fuller	46,023	95,554	8,324	149,901	(11)
Judy C. Lewent	43,201	95,554	0	138,755	(12)
Walter E. Massey	20,598	87,172	3,827	111,598	(13)
Thomas J. Meredith	0	0	0	0
Nicholas Negroponte	55,552	95,554	0	151,106
Indra K. Nooyi	4,579	16,764	3,565	24,908	(14)
John E. Pepper, Jr.	46,340	95,554	8,730	166,880	(15)
Samuel C. Scott III	33,524	95,554	4,162	133,240	(16)
Ron Sommer	1,064	0	0	1,064
James R. Stengel	0	0	0	0
Douglas A. Warner III	24,337	33,528	3,588	61,453	(17)
John A. White	41,300	75,438	0	116,738	(18)
All current directors, nominees and current executive officers as a group (25 persons)	2,206,985	7,093,915	42,552	10,214,716	(19)

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan and the shares listed under “Shares Under Exercisable Options” and “Stock Units”.

(2)	Includes shares under options exercisable on February 28, 2005 and options which become exercisable within 60 days thereafter. Shares have been adjusted to reflect the distribution of shares of Freescale Semiconductor, Inc. on December 2, 2004 as described in footnote 5 to the Summary Compensation Table.

(3)	Includes stock units which are deemed to be beneficially owned on February 28, 2005 or 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of a share of Common Stock.

(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(5)	Includes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan, which is subject to some investment restrictions, and the shares listed under “Shares Under Exercisable Options”.

(6)	Mr. Zander does not have investment power over 93,024 of these shares. His holdings under “Total Shares Beneficially Owned” include 514,231 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned since the restrictions lapse more than 60 days after February 28, 2005.

*	Since Mr. Galvin ceased to be an executive officer on January 5, 2004, his holdings are not included in this table.

PROXY STATEMENT

(7)	Mr. Zafirovski does not have investment power over 1,265,117 of these shares. He disclaims beneficial ownership of 240 shares held by him as custodian for his son, which are included for him under “Total Shares Beneficially Owned”.

(8)	Mr. Devonshire’s holdings under “Total Shares Beneficially Owned” include 20,712 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. The restrictions on 10,356 of these units lapse on March 18, 2005 and are reflected under “Stock Units” and the remaining 10,356 units are excluded from the computations of percentages of shares owned since the restrictions on these units lapse more than 60 days after February 28, 2005.

(9)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include 76,860 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned since the restrictions lapse more than 60 days after February 28, 2005.

(10)	Mr. Nemcek does not have investment power over 50,000 of these shares. His holdings are as of February 7, 2005.

(11)	Mr. Fuller does not have investment power over 936 of these shares.

(12)	Ms. Lewent does not have investment power over 264 of these shares.

(13)	Mr. Massey has shared voting and investment power over 2,398 of these shares, and does not have investment power over 10,294 of these shares.

(14)	Ms. Nooyi does not have investment power over 2,995 of these shares.

(15)	Mr. Pepper does not have investment power over 21,502 of these shares. He disclaims beneficial ownership of 16,255 shares held by his wife, which are included for him under “Total Shares Beneficially Owned.”

(16)	Mr. Scott does not have investment power over 12,177 of these shares.

(17)	Mr. Warner does not have investment power over 4,245 of these shares.

(18)	Mr. White does not have investment power over 540 of these shares.

(19)	All directors, nominees and current executive officers as a group have: sole voting and investment power over 615,584 of these shares, shared voting and investment power over 98,040 of these shares, and have sole voting and no investment power over 1,493,361 of these shares. Included under “Total Shares Beneficially Owned” are 829,739 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned since the restrictions lapse more than 60 days after February 28, 2005. The directors, nominees and current executive officers as a group disclaim beneficial ownership of 16,495 of the shares included for them under “Total Shares Beneficially Owned”.
Security Ownership of Principal Shareholders
      The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock on December 31, 2004.

	Number of Shares and Nature of	Percent of
Name and Address	Beneficial Ownership	Outstanding Shares

Barclays Global Investors, N.A.	133,256,066 shares	5.47%
and related companies(1)	of Common Stock(1)
45 Fremont Street
San Francisco, CA 94105

FMR Corp.	130,408,986 shares	5.35%
and related companies(2)	of Common Stock(2)
82 Devonshire Street
Boston, MA 02109

(1)	Information based solely on Schedule 13Gs dated February 14, 2005 filed with the Securities and Exchange Commission jointly by Barclays Global Investors, N.A; Barclays Global Fund Advisors; Barclays Global Investors Ltd.; Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Life Assurance Company Limited; Barclays Capital Securities Limited and Barclays Private Bank and Trust (Jersey) Limited. The Schedule 13Gs indicate that at December 31, 2004: (a) Barclays Global Investors, N.A. was the beneficial owner of 102,671,351 shares and reported sole voting as to 88,286,642 shares and sole dispositive power as to 102,671,351 shares; (b) Barclays Global Fund Advisors was the beneficial owner of 11,443,525 shares and reported sole voting power as to 10,499,074 shares and sole dispositive power as 11,443,525 shares; (c) Barclays Global Investors, Ltd. was the beneficial owner of

PROXY STATEMENT

16,625,239 shares and reported sole voting power as to 16,509,019 shares and sole dispositive power as to 16,625,239 shares; (d) Barclays Global Investors Japan Trust and Banking Company reported sole voting and dispositive power as to 1,978,708 shares; (e) Barclays Life Assurance Company Limited reported sole voting and dispositive power as to 100,623 shares; (f) Barclays Capital Securities Limited reported sole voting and dispositive power as to 433,870 shares, and (g) Barclays Private Bank and Trust (Jersey) Limited reported sole voting and dispositive power as to 2,750 shares.

(2)	Information based solely on a Schedule 13G dated February 14, 2005, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. Mr. Johnson is Chairman of FMR Corp. and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that, at December 31, 2004: (a) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 120,696,643 shares of Common Stock (including shares to be issued upon the assumed conversion of convertible debt) in its capacity as investment adviser to various registered investment companies; (b) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 5,542,048 shares of Common Stock; (c) Fidelity International Limited, an investment adviser of which Mr. Johnson is Chairman but which is managed independently from FMR Corp., was the beneficial owner of 3,786,500 shares of Common Stock; and (d) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 383,795 shares of Common Stock in its capacity as investment adviser to various individuals.

PROXY STATEMENT

EXECUTIVE COMPENSATION
Summary Compensation Table

		Annual Compensation						Long-Term Compensation

						Other								All
						Annual		Restricted		Securities				Other
						Compen-		Stock		Underlying		LTIP		Compen-
		Salary		Bonus		sation		Awards		Options		Payouts		sation
Name and Principal Position	Year	($)(1)		($)(2)		($)(3)		($)(4)		(#)(5)(6)		($)		($)(7)

Edward J. Zander	2004	1,500,000		4,600,000	(8)	389,001	(9)	9,148,857	(10)	2,570,480	(11)	0		17,390
Chairman of the Board
and Chief Executive Officer

Christopher B. Galvin(12)	2004	2,287,179	(12)	0		100,934	(13)	0		0		3,500,000	(12)	7,874
Former Chairman of the	2003	1,393,405		1,000,000		135,465	(13)	4,300,000	(14)	1,117,600	(15)	0		7,255
Board and Chief Executive	2002	1,275,000		1,500,000		97,576	(13)	0		1,117,600	(15)	0		9,552	(16)
Officer

Mike S. Zafirovski(17)	2004	962,308		1,996,789		200,813	(18)	0		894,080	(19)	3,600,000		19,871
President and	2003	900,000		956,250		80,780	(18)	4,000,006	(20)	894,080	(19)	0		8,138
Chief Operating Officer	2002	810,577		750,000		87,422	(18)	5,450,000	(21)	894,080	(21)	650,000	(22)	5,946

David W. Devonshire	2004	642,308		1,164,858		71,030	(23)	0		502,920		1,725,000		17,824
Executive Vice President	2003	593,269		822,925	(24)	3,452		0		549,864		0		8,054
and Chief Financial Officer	2002	442,308		627,500	(24)	85,910	(23)	280,000	(24)	447,040	(24)	0		3,019

Gregory Q. Brown	2004	583,654		1,095,225	(25)	1,475		0		474,980		1,575,000		8,609
Executive Vice President	2003	510,866		692,196	(26)	477		865,000	(26)	949,960	(26)	0		832

Adrian R. Nemcek	2004	587,692		1,017,317		72,325	(27)	0		474,980		1,500,000		20,862
Executive Vice President	2003	529,231		662,782		18,875		0		447,040		0		8,340
	2002	479,808		306,237		2,266,127	(28)	907,000	(29)	279,400		0		7,351

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan and the Motorola Management Deferred Compensation Plan.

(2)	Unless otherwise indicated, bonuses were earned under the Motorola Incentive Plans (“MIP”).

(3)	Unless otherwise indicated, these amounts consist of the Company’s reimbursements for the income tax liability (“tax gross-ups”) resulting from income imputed to the executive officer as a result of: (a) premiums paid by the Company under the term life portion of an endorsement split-dollar life insurance policy for elected officers (for all named executive officers except Mr. Zander), and (b) use of Company aircraft. Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer valued on the basis of aggregate incremental cost to the Company (“Company perquisite costs”), was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years.

(4)	Restricted stock and restricted stock units are valued at the time of grant. Dividends are paid on restricted stock at the same rate and time as on Common Stock. Restricted stock units automatically accrue additional units at the current market price pursuant to dividend equivalent rights at the same rate and time as dividends are paid on the Common Stock. Restrictions on the units received pursuant to dividend equivalent rights lapse at the same time as restrictions on the underlying units. Restrictions on restricted stock or restricted stock units lapse upon the holder’s death or permanent disability. On December 2, 2004, all holders of restricted stock and restricted stock units received a distribution equal to .110415 shares of Class B common stock of Freescale Semiconductor, Inc. (“Freescale Semiconductor”) per restricted share or restricted stock unit.

(5)	All options were granted at fair market value at the date of grant. On December 2, 2004, the Company completed the spin-off of Freescale Semiconductor, its former semiconductor business, by distributing its remaining ownership interest in Freescale Semiconductor to Motorola stockholders. At that time, the number of shares and exercise price of vested and unvested stock options were adjusted by a ratio of 1.1176 to reflect the decrease in the Company’s stock price immediately following the distribution. The adjustment was designed to preserve the intrinsic value of all vested and unvested options. Accordingly, the number of shares and exercise price of all option grants, including those reported in this table, have been adjusted by multiplying the number of shares underlying the option by 1.1176 and dividing the exercise price by the same number.

(6)	Unless otherwise indicated, all stock options vest and become exercisable in equal annual installments over 4 years, with the first installment vesting one year after the date of grant, and expire ten years after the date of grant and all options were granted as part of the Company’s broad-based annual stock option grants, which occurred on May 7, 2002, May 6, 2003 and May 4, 2004.

PROXY STATEMENT

(7)	Unless otherwise indicated, these figures include: (a) the following amounts for imputed income associated with: (i) premiums paid by the Company in 2004 under the term life portion of an endorsement split-dollar life insurance policy (for all named executive officers except Mr. Zander), and (ii) premiums paid by the Company in 2004 for life insurance policies owned by the named executive officers, for: Mr. Zander, $17,390; Mr. Galvin, $3,850; Mr. Zafirovski, $7,798; Mr. Devonshire, $11,787; Mr. Brown, $2,572; and Mr. Nemcek, $8,958, and (b) the following contributions made by the Company to the 401(k) Plan pursuant to employer contribution and profit sharing programs in 2004 for: Mr. Galvin, $4,024; Mr. Zafirovski, $12,073; Mr. Devonshire, $6,037; Mr. Brown, $6,037; and Mr. Nemcek, $11,904.

(8)	On January 5, 2004, Mr. Zander joined the Company as Chairman of the Board and Chief Executive Officer. At that time, as an incentive for him to join the Company, the Company entered into certain compensation arrangements with Mr. Zander (the “Zander Compensation Arrangements”). The compensation arrangements included a guaranteed signing bonus of $600,000 that was paid to Mr. Zander in January 2004. The remaining $4,000,000 was paid under MIP and receipt will be deferred through the Company’s Management Deferred Compensation Plan pursuant to the terms of the Zander Compensation Arrangements.

(9)	In 2004, this amount consists of: (i) tax gross-ups of $30,461 for income imputed to Mr. Zander for certain use of Company aircraft and relocation benefits, and (ii) Company perquisite costs for Mr. Zander of $358,540, including $133,925 for personal use of Company aircraft and $125,000 for relocation benefits. As Chairman and CEO, Mr. Zander is required to use the plane for business and personal travel pursuant to the Company’s security program established by the Board of Directors. During 2004, Mr. Zander’s personal use of Company aircraft was 2% of the total operating hours of Company-owned aircraft.

(10)	As part of the Zander Compensation Arrangements, on January 5, 2004, Mr. Zander was awarded 93,024 shares of restricted Common Stock, with all restrictions to lapse on January 5, 2006. The fair market value of these shares on December 31, 2004 was $1.6 million. On January 5, 2005, Mr. Zander was awarded 400,000 restricted stock units. Restrictions on 50% of the units will lapse on January 5, 2006 and restrictions on the remaining 50% of the units will lapse on January 5, 2008. The fair market value of these units on December 31, 2004 was $6.88 million. On May 4, 2004, Mr. Zander was awarded 109,770 restricted stock units. Restrictions on 10% of the units will lapse on May 4, 2005, restrictions on an additional 20% of the units will lapse on May 4, 2006, restrictions on an additional 30% of the units will lapse on May 4, 2007, and restrictions on the remaining 40% of the units will lapse on May 4, 2008. The fair market value of these units on December 31, 2004 was $1.89 million.

(11)	As part of the Zander Compensation Arrangements, Mr. Zander was granted 1,508,760 stock options on January 5, 2004 and, in connection with the Company’s broad-based annual stock option grant, Mr. Zander was granted 1,061,720 stock options on May 4, 2004.

(12)	On October 2, 2003 the Company entered into a retirement agreement with Mr. Galvin (the “Galvin Retirement Agreement”). Pursuant to the Galvin Retirement Agreement, Mr. Galvin left the office of Chairman and CEO on January 5, 2004 and began providing consulting services to the Company for an annual fee of $2,287,179, equal to the sum of: (i) his annual base salary of $1,453,846, and (ii) the average of his annual bonus in 2001, 2002 and 2003 (equal to $833,333). Under the Galvin Retirement Agreement, Mr. Galvin was also entitled to payment equal to a pro-rata long-term incentive award for the 2003-2004 MRIP cycle based on actual performance and in accordance with the formula’s established under MRIP. Mr. Galvin became entitled to a pro-rata award of $3,500,000 at the completion of the 2003-2004 MRIP cycle.

(13)	In 2004, this amount consists of: (i) tax gross-ups of $3,097 for income imputed to Mr. Galvin as a result of coverage by a life insurance policy for elected officers and certain use of Company aircraft, and (ii) Company perquisite costs for Mr. Galvin of $97,837, including, $81,497 for the fair market value of an automobile gifted to him upon his retirement from the Company on January 5, 2004. In 2003, this amount consists of both: (i) tax gross-ups of $5,778 for income imputed to Mr. Galvin as a result of coverage by a life insurance policy for elected officers and the use of Company aircraft, and (ii) Company perquisite costs for Mr. Galvin of $129,687, including, $106,031 for personal use of Company aircraft. In 2002, this amount consists of: (i) tax gross-ups of $12,845 for income imputed to Mr. Galvin as a result of coverage by a life insurance policy for elected officers and the use of Company aircraft, and (ii) Company perquisite costs for Mr. Galvin of $84,731, including, $72,353 for personal use of Company aircraft. While Chairman and CEO, Mr. Galvin was required to use the plane for business and personal travel pursuant to the Company’s security program established by the Board of Directors. During 2003 and 2002, Mr. Galvin’s personal use of Company aircraft averaged 2.1% of the total operating hours of Company-owned aircraft.

(14)	On May 29, 2003, Mr. Galvin was awarded 500,000 shares of restricted Common Stock. The fair market value of these shares on December 31, 2004 was $8.6 million. Under the Galvin Retirement Agreement, upon his retirement from the Company on December 14, 2005 all restrictions on these shares will lapse.

(15)	Upon Mr. Galvin’s retirement from the Company on December 14, 2005, all of these options will vest and become exercisable pursuant to the terms of the options.

PROXY STATEMENT

(16)	During 2002, Mr. Galvin received awards totaling $1,650 under the Company’s patent award program. The patent award program is a broad-based program available to all Company employees and provides awards to inventors in connection with the filing of patent applications and/or the issuance of patents.

(17)	On February 15, 2005, the Company entered into a separation agreement with Mr. Zafirovski (the “Zafirovski Separation Agreement”). Pursuant to the Zafirovski Separation Agreement, Mr. Zafirovski, who resigned from his officer positions on January 31, 2005, will remain an employee of Motorola until July 29, 2005.

(18)	In 2004, this amount consists of: (i) tax gross-ups of $9,902 for income imputed to Mr. Zafirovski as a result of coverage by a life insurance policy for elected officers and certain use of Company aircraft, and (ii) Company perquisite costs for Mr. Zafirovski of $190,910, including $88,739 for personal use of Company aircraft and $55,400 for the fair market value of an automobile gifted upon elimination of the Company’s U.S. executive vehicle program. In 2003, this amount consists of: (i) tax gross-ups of $17,295 for income imputed to Mr. Zafirovski as a result of coverage by a life insurance policy for elected officers and the use of Company aircraft, and (ii) Company perquisite costs for Mr. Zafirovski of $63,485, including $27,766 for relocation benefits. In 2002, this amount consists of: (i) tax gross-ups of $15,190 for income imputed to Mr. Zafirovski as a result of coverage by a life insurance policy for elected officers, the use of Company aircraft and incidental gifts resulting in a tax liability of less than $100, and (ii) Company perquisite costs for Mr. Zafirovski of $72,232, including $33,204 for relocation benefits.

(19)	Under the Zafirovski Separation Agreement, all options unvested on July 29, 2005 will expire on July 29, 2005 and all options vested on July 29, 2005 will expire on July 29, 2006.

(20)	In May 2000, Mr. Zafirovski joined the Company as President of the Personal Communications Sector. At that time, as an incentive for him to join the Company and to compensate him for foregoing certain bonuses and equity-based compensation that he would have received from his former employer, the Company entered into certain compensation arrangements with Mr. Zafirovski (the “Zafirovski Compensation Arrangements”). Pursuant to the Zafirovski Compensation Arrangements, Mr. Zafirovski was granted 465,117 shares of restricted Common Stock on May 29, 2003, with all restrictions to lapse in May 2007. The fair market value of these shares on December 31, 2004 was $8.0 million. Under the Zafirovski Separation Agreement, all shares of restricted stock granted in May 2003 will be forfeited on July 29, 2005.

(21)	On May 7, 2002, Mr. Zafirovski was granted 670,560 stock options as part of the Company’s broad-based annual stock option grants. In July 2002, Mr. Zafirovski became the Company’s President and Chief Operating Officer. On that date, Mr. Zafirovski was awarded 500,000 shares of restricted Common Stock, with all restrictions to lapse on July 29, 2006. The fair market value of these shares on December 31, 2004 was $8.6 million. In July 2002, Mr. Zafirovski was also granted 223,520 stock options. Under the Zafirovski Separation Agreement, the vested options granted in May and July of 2002 expire on July 29, 2006 and the restricted stock granted in July 2002 will be forfeited on July 29, 2005.

(22)	In connection with the Zafirovski Compensation Arrangements, Mr. Zafirovski received a guaranteed minimum payment of $650,000 under the Company’s Long Range Incentive Plan for the three-year cycle ending December 31, 2002.

(23)	In 2004, this amount consists of: (i) a tax gross-up of $6,760 for income imputed to Mr. Devonshire as a result of coverage by a life insurance policy for elected officers, and (ii) Company perquisite costs for Mr. Devonshire of $64,270, including $38,097 for the fair market value of an automobile gifted upon elimination of the Company’s U.S. executive vehicle program. In 2002, this amount consists of: (i) tax gross-ups of $11,976 for income imputed to Mr. Devonshire as a result of coverage by a life insurance policy for elected officers and relocation benefits, and (ii) Company perquisite costs for Mr. Devonshire of $73,934, including $64,681 for relocation benefits.

(24)	In March 2002, Mr. Devonshire joined the Company as Executive Vice President and Chief Financial Officer. At that time, as an incentive for him to join the Company, the Company entered into certain compensation arrangements with Mr. Devonshire (the “Devonshire Compensation Arrangements”). The Devonshire Compensation Arrangements included a guaranteed signing bonus, $287,500 of which was paid to Mr. Devonshire in 2003, after completion of Mr. Devonshire’s first year of employment. Mr. Devonshire’s remaining 2003 bonus of $535,425 was earned under MIP. The initial $287,500 of Mr. Devonshire’s signing bonus was paid to Mr. Devonshire shortly after he joined the Company in 2002. Mr. Devonshire’s remaining 2002 bonus of $340,000 was earned under MIP. As part of the Devonshire Compensation Arrangements, Mr. Devonshire was also awarded 20,000 restricted stock units on March 18, 2002. The restrictions on 50% of the units will lapse on March 18, 2005; restrictions on an additional 25% of the units will lapse on March 18, 2006; and restrictions on the remaining 25% of the units will lapse on March 18, 2007. The fair market value of these units on December 31, 2004 was $344,000. As part of the Devonshire Compensation Arrangements, Mr. Devonshire was also granted 447,040 stock options on March 18, 2002.

(25)	As part of the Brown Compensation Arrangements described below, Mr. Brown received a guaranteed bonus of $100,000 that was paid on January 2, 2004. Mr. Brown’s remaining 2004 bonus of $995,225 was earned under MIP.

(26)	On January 1, 2003, Mr. Brown joined the Company as Executive Vice President, President and Chief Executive Officer, Commercial, Government and Industrial Solutions Sector. At that time, as an incentive for him to join the Company, the Company entered into certain compensation arrangements with Mr. Brown (the “Brown

PROXY STATEMENT

Compensation Arrangements”). The Brown Compensation Arrangements included a signing bonus of $100,000 that was paid to Mr. Brown shortly after he joined the Company in 2003 and a guaranteed bonus of $100,000 that was paid in January 2004, after completion of Mr. Brown’s first year of employment. Mr. Brown also earned a bonus of $592,196 in 2003 under MIP. On January 1, 2003, Mr. Brown was awarded 100,000 restricted stock units. Restrictions on 25% of the units lapsed on January 1, 2005; restrictions on an additional 25% of the units will lapse on January 1, 2006; restrictions on an additional 25% of the units will lapse on January 1, 2007; and restrictions on the remaining 25% of the units will lapse on January 1, 2008. The fair market value of these units on December 31, 2004 was $1.72 million. On January 1, 2003, Mr. Brown was also granted 558,800 stock options. 10% of the options vested on January 1, 2004; 20% of the options vested on January 1, 2005; 30% of the options will vest on January 1, 2006; and the remaining 40% of the options will vest on January 1, 2007. The options expire on January 1, 2013. Mr. Brown also received 391,160 options on May 6, 2003 as part of the Company’s broad-based annual stock option grant.

(27)	In 2004, this amount consists of: (i) tax gross-ups of $6,966 for income imputed to Mr. Nemcek as a result of coverage by a life insurance policy for elected officers and certain use of Company aircraft, and (ii) Company perquisite costs for Mr. Nemcek of $65,359, including $29,092 for the fair market value of an automobile gifted upon elimination of the Company’s U.S. executive vehicle program and $18,784 for personal use of Company aircraft.

(28)	Certain officers who were elected prior to January 1, 2000 participate in a supplementary retirement plan. A discussion of the Company’s pension and retirement plans is included in this proxy statement under “Retirement Plans.” At the time of vesting, the Company makes a contribution to the trust for the supplementary retirement plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made, even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of the contribution. In 2002, Mr. Nemcek was reimbursed for such a tax liability of $2,254,618.

(29)	On November 15, 2002, Mr. Nemcek was awarded 100,000 shares of restricted Common Stock. The restrictions on 25% of the shares lapsed on November 15, 2003; the restrictions on 25% of the shares lapsed on November 15, 2004; and the restrictions on the remaining 50% of the shares will lapse on November 15, 2005. The fair market value of the 50,000 shares that were restricted on December 31, 2004 was $860,000.

PROXY STATEMENT

Stock Option Grants in 2004

Individual Grants

							Potential Realizable
							Value(3) at Assumed
	Number of		% of Total				Annual Rates of Stock
	Securities		Options	Exercise			Price Appreciation for
	Underlying		Granted to	or Base			Option Term
	Options Granted		Employees	Price	Expiration
Name	(# of shares)(1)(2)		in 2004	($/Sh)(2)	Date		5%($)(3)	10%($)(3)

Edward J. Zander	1,508,760	(4)	2.30	12.97	1/5/2014	(4)	12,310,583	31,197,435
	1,061,720	(5)	1.62	16.30	5/4/2014	(6)	10,885,543	27,586,102
Christopher B. Galvin	0		—	—	—		—	—
Mike S. Zafirovski	894,080	(5)	1.36	16.30	5/4/2014	(6)	9,166,773	23,230,402
David W. Devonshire	502,920	(5)	.77	16.30	5/4/2014	(6)	5,156,310	13,067,101
Gregory Q. Brown	474,980	(5)	.72	16.30	5/4/2014	(6)	4,869,848	12,341,151
Adrian R. Nemcek	474,980	(5)	.72	16.30	5/4/2014	(6)	4,869,848	12,341,151

(1)	These options were granted under the Motorola, Inc. Omnibus Incentive Plan of 2003 to acquire shares of Common Stock and were granted at fair market value at the time of the grant. The options carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. In the aggregate, the options described in this table are exercisable for approximately .20% of the total shares of Common Stock outstanding on December 31, 2004. These options generally vest upon retirement.

(2)	On December 2, 2004, the Company completed the spin-off of Freescale Semiconductor, Inc. (“Freescale Semiconductor”), its former semiconductor business, by distributing its remaining ownership interest in Freescale Semiconductor to Motorola stockholders. At that time, the number of shares and exercise price of vested and unvested stock options were adjusted by a ratio of 1.1176 to reflect the decrease in the Company’s stock price immediately following the distribution. The adjustment, was designed to preserve the intrinsic value of all vested and unvested options. Accordingly, the number of shares and exercise price of all option grants, including those reported in this table, have been adjusted by multiplying the number of shares underlying the option by 1.1176 and dividing the exercise price by the same number.

(3)	These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company’s stock price over the entire life of these options. This equates to increases of 62.9% and 159.4%, respectively, for all options listed in this table, all of which expire ten years from the date of grant. These assumed rates of growth are selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company’s future performance. For example, the options granted to Mr. Zander on May 4, 2004 would produce a pre-tax gain of $27,586,102 only if the Company’s stock price appreciates by 10% per year for each of the next 10 years and rises to $42.29 per share before Mr. Zander exercises the stock options. Based on the number of shares of Common Stock outstanding as of December 31, 2004, such an increase would produce a corresponding aggregate pre-tax gain of more than $63.5 billion for the Company’s shareholders. In other words, Mr. Zander’s gain from the options would equal .04% of the potential gain to all shareholders. These calculations do not take into account any taxes or other expenses that might be owed.

(4)	These options were granted to Mr. Zander on January 5, 2004 in connection with him joining the Company and as an added incentive to retain his services. The options vest and become exercisable in four equal annual installments with the first installment vesting on January 5, 2005. The options expire 10 years from the date of grant.

(5)	These options were granted on May 4, 2004 as part of the Company’s broad-based annual stock option grant. The options vest and become exercisable in four equal annual installments with the first installment vesting on May 4, 2005.

(6)	The options expire 10 years from the date of grant. The option term is the same for substantially all of the options granted to employees on May 4, 2004. These options could expire earlier in certain situations.

PROXY STATEMENT

Aggregated Option Exercises in 2004
and 2004 Year-End Option Values

				Number of Securities		Value of Unexercised
				Underlying Unexercised		In-The-Money(3)
	Shares			Options at end		Options at end
	Acquired on		Value	of 2004(#)(2)		of 2004($)(4)
	Exercise		Realized
Name	(# of Shares)		($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward J. Zander	0		0	0	2,570,480	0	7,328,293
Christopher B. Galvin	0		0	4,174,233	1,648,460	9,678,857	11,793,801
Mike S. Zafirovski	0		0	1,760,220	2,095,500	5,568,517	10,085,873
David W. Devonshire	360,986	(5)	2,749,836	0	1,138,838	0	5,589,030
Gregory Q. Brown	139,141	(5)	1,287,955	14,528	1,271,270	138,997	8,095,720
Adrian R. Nemcek	0		0	684,247	970,915	2,496,955	4,442,058

(1)	The “Value Realized” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

(2)	On December 2, 2004, the Company completed the spin-off of Freescale Semiconductor, Inc. (“Freescale Semiconductor”), its former semiconductor business, by distributing its remaining ownership interest in Freescale Semiconductor to Motorola stockholders. At that time, the number of shares and exercise price of vested and unvested stock options were adjusted by a ratio of 1.1176 to reflect the decrease in the Company’s stock price immediately following the distribution. The adjustment, was designed to preserve the intrinsic value of all vested and unvested options. Accordingly, the number of shares and exercise price of all option grants, including those reported in this table, have been adjusted by multiplying the number of shares underlying the option by 1.1176 and dividing the exercise price by the same number.

(3)	“In-the-Money” options are options whose base (or exercise) price was less than $17.20 per share, the market price of Common Stock at December 31, 2004.

(4)	Assuming a stock price of $17.20 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange on December 31, 2004.

(5)	All option exercises by Mr. Devonshire and Mr. Brown in 2004 occurred prior to the separation of Freescale Semiconductor on December 2, 2004. Actual shares received upon exercises were: (i) 323,001 shares by Mr. Devonshire, and (ii) 124,500 shares by Mr. Brown. However, for consistency of presentation, the “Shares Acquired on Exercise” have been adjusted on a pro forma basis consistent with the adjustments made to all unexercised options in connection with the spin-off of Freescale Semiconductor.

PROXY STATEMENT

Long-Term Incentive Plans—MRIP Cycle 2004-2005
       The Company introduced the Mid-Range Incentive Plan (“MRIP”) in 2003. The initial cycle started on January 1, 2003 and ended on December 31, 2004. A second cycle started on January 1, 2004 and will end on December 31, 2005.

	Performance
	or Other
	Period	Estimated Future Payouts
	Until	Under Non-Stock
	Maturation	Price-Based Plans(1)(2)(3)
	or Payout
Name	Maximum	Target($)(4)	Maximum($)

Edward J. Zander	2 Years	$3,750,000	$7,500,000
Christopher B. Galvin	—	—	—
Mike S. Zafirovski(5)	—	—	—
David W. Devonshire	2 Years	900,000	1,800,000
Gregory Q. Brown	2 Years	787,500	1,575,000
Adrian R. Nemcek	2 Years	810,000	1,620,000

(1)	Under the MRIP, at the beginning of each two-year cycle, the Compensation and Leadership Committee determines the objective measures/metrics for that cycle. The measures/metrics used for this purpose for the 2-year cycle starting January 1, 2004 are: (i) cumulative improvement in economic profit, and (ii) cumulative growth in sales over the two-year performance period. Specific economic profit and sales growth targets are established at the beginning of the cycle. An award is earned only when minimum specified levels of cumulative improvement in economic profit and cumulative growth in sales are reached. Award targets are between 75% and 250% of annualized base salary on January 1, 2004. The Committee determines targets for the Chairman and CEO and other executive officers. The CEO determines targets for other participants. Payouts can range from 0% to 200% of an individual’s award target.

(2)	All the payments shown are potential assumed amounts. There is no assurance that the Company will achieve results that would lead to payments under MRIP or that any payments will be made under this plan.

(3)	These figures were calculated using the January 1, 2004 annualized base salary for each participating executive officer.

(4)	If the specified performance targets are met, an award payment would be made under MRIP. This “target” payment is 50% of the maximum award under MRIP.

(5)	The Company entered into a separation agreement with Mr. Zafirovski on February 15, 2005, pursuant to which he is not entitled to an MRIP award for the 2004-2005 cycle.

PROXY STATEMENT

RETIREMENT PLANS
      The Motorola Portable Pension Plan (the “Portable Plan”) and the Motorola Supplemental Pension Plan (the “Supplemental Plan”) may provide pension benefits to the named executive officers in the future. Most regular U.S. employees who have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in one or more of the Company’s pension plans. They become vested after five years of service. Normal retirement is at age 65.
Pension Plan Table
      The following table provides the estimated annual pension benefit payable at age 65 (the “Normal Retirement Date”) as of December 31, 2004 under the Portable Plan and the Supplemental Plan. Messrs. Zander, Galvin, Zafirovski, Devonshire, Brown and Nemcek participate in the Portable Plan. Messrs. Galvin and Nemcek do not participate in the Supplemental Plan. The estimated annual pension benefits are shown for various rates of final average base salary and years of service.

YEARS OF SERVICE

REMUNERATION	5	10	15	20

$500,000	$8,594	$19,336	$32,226	$47,265
$600,000	$10,312	$23,303	$38,671	$56,718
$700,000	$12,031	$27,070	$45,117	$66,171
$800,000	$13,750	$30,937	$51,562	$75,624
$900,000	$15,469	$34,804	$58,007	$85,077
$1,000,000	$17,187	$38,671	$64,452	$94,530
$1,100,000	$18,906	$42,538	$70,897	$103,983
$1,200,000	$20,625	$46,406	$77,343	$113,436
$1,300,000	$22,343	$50,273	$83,788	$122,889
$1,400,000	$24,062	$54,140	$90,233	$132,342
$1,500,000	$25,781	$58,007	$96,678	$141,795

      A participant’s benefits under the Portable Plan and Supplemental Plan are calculated based on an employee’s length of service and the average plan compensation (base pay) for the five years of highest pay during the last ten years of employment with the Company. The estimated annual pension benefits payable at age 65 are computed as a single life annuity.
Credited Years of Service
      The following table provides the compensation covered and credited years of service under the Portable Plan and the Supplemental Plan.

	Compensation
	Covered by	Credit
Name	Plans	Service

Edward J. Zander	$1,500,000	1 year 0 months
Mike S. Zafirovski	$962,308	4 years 8 months
David W. Devonshire	$642,308	2 years 10 months
Gregory Q. Brown	$583,654	2 years 0 months

Elected Officers Supplemental Retirement Plan
      The Company also maintains an Elected Officers Supplementary Retirement Plan (the “SRP Plan”) for certain elected officers. Since January 1, 2000, no additional officers are eligible for participation in the SRP Plan. Mr. Galvin and Mr. Nemcek participate in the SRP Plan. Messrs. Zander, Zafirovski, Devonshire and Brown do not participate in the SRP Plan. The SRP Plan provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under one of the Company’s pension plans (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the SRP Plan, that officer will receive supplementary payments upon retirement.
      Generally, the total annual payments to an officer participating in the SRP Plan will equal a percentage of the sum of such officer’s rate of salary at retirement plus an amount equal to the highest average of the annual bonus awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon the officer’s years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer’s retirement benefit calculated under the terms of the pension plan in which he participates, without regard to the limitation on considered compensation under qualified retirement plans in section 417 of the Internal Revenue Code of 1986, as amended (the “Code”), or the technical benefits limitation in section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the applicable pension plan and SRP Plan is subject to a maximum of 70% of that officer’s base salary prior to retirement. If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred

PROXY STATEMENT

unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57, contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.
      Participants in the SRP Plan generally become vested in the plan at age 55 with 5 years of service, or at age 60 with two years of service, or at age 65 or upon becoming disabled (without regard to years of service). At the time of vesting, the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the SRP Plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. As described in the Summary Compensation Table, Mr. Nemcek was reimbursed for such a tax liability of $2,254,618 in 2002. This is the Company’s policy with respect to all participants in the SRP Plan.
      Based on salary levels at December 31, 2004, and the average of the highest annual incentive awards paid for five years out of the last eight years, the estimated annual benefit payable upon retirement at normal retirement age from the Portable Plan, as supplemented pursuant to the SRP Plan, for Mr. Galvin is $926,951 and for Mr. Nemcek is $435,344.
      As part of the compensation arrangements agreed to with Mr. Zafirovski when he joined the Company in 2000, the Company agreed to make a deferred cash payment of $4 million plus accrued interest to Mr. Zafirovski when he reaches age 60. The Company agreed to this payment in order to replace the supplemental retirement benefit that Mr. Zafirovski had accrued with his former employer that was forfeited when he joined the Company. Under Mr. Zafirovski’s Separation Agreement, Mr. Zafirovski’s separation allowance includes a lump sum equal to this $4 million payment plus accrued interest at 7% per annum.
EMPLOYMENT CONTRACTS, TERMINATION
OF EMPLOYMENT AND CHANGE IN
CONTROL ARRANGEMENTS

Employment Agreement with Edward J. Zander
      On December 15, 2003, the Company entered into an employment agreement with Mr. Zander, effective as of January 5, 2004. The agreement has an initial term of five years but, commencing on January 5, 2008, the term will be extended for one year on each anniversary of the effective date of the agreement unless either party delivers notice to the other party of its intention not to extend the term. During the term, Mr. Zander will serve as Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Zander will also serve as Chairman of our Board of Directors.
      During the term, Mr. Zander will be paid an annual base salary of not less than $1.5 million. The base salary will be reviewed for increase commencing at such times as the Compensation and Leadership Committee reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Zander will also be eligible to receive annual cash bonuses based upon performance targets established by the Compensation and Leadership Committee, but in no event will his annual target bonus be less than 135% of his annual base salary.
      As provided in his employment agreement, Mr. Zander will defer receipt of his 2004 annual bonus of $4 million until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of the guaranteed bonus by us is no longer precluded by the provisions of Section 162(m) of the Code.
      For each multi-year period completed during the term of his employment, Mr. Zander will also be eligible to receive an award under our Mid-Range Incentive Plan based upon performance targets established by the Compensation and Leadership Committee, but in no event will his target award be less than 250% of his annual base salary. During the term, he is also eligible to participate in all long-term incentive plans, qualified pension plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including reasonable use of Company aircraft for personal (not less than 100 hours annually for personal use) and business purposes, transition housing and a home security system.

PROXY STATEMENT

      Mr. Zander receives change in control benefits under our Senior Officer Change in Control Severance Plan or any successor change in control plan or program. If we no longer maintain the Senior Officer Change in Control Severance Plan, we will provide Mr. Zander with no less favorable benefits and protection under an alternative program or arrangement. In addition, upon a change in control of the Company, all equity-based awards granted to Mr. Zander will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, all performance stock will be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards will be paid out as promptly as practicable. If we adopt an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Zander under his employment agreement, Mr. Zander will be entitled to those benefits.
      Mr. Zander has agreed to purchase 100,000 shares of Common Stock on or prior to July 31, 2005, and has already purchased 75,000 shares.
      On January 5, 2004, pursuant to his employment agreement, we granted Mr. Zander an option to purchase 1,508,760* shares of Common Stock with a per share exercise price of $12.97*. The stock option has a term of 10 years and will vest in four equal annual installments commencing on January 5, 2005, subject to Mr. Zander’s continued employment with us through each such date. In addition, on January 5, 2004, we granted Mr. Zander 400,000 restricted stock units based on shares of our Common Stock which will vest 50% on January 5, 2006 and the remainder on January 5, 2008, subject to Mr. Zander’s continued employment with us through each such date. Mr. Zander has agreed to defer settlement of the restricted stock units until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of the guaranteed bonus by us is no longer precluded by the provisions of Section 162(m) of the Code.
      Pursuant to his employment agreement and in connection with the Company’s broad-based annual stock option grant, on May 4, 2004, we granted Mr. Zander an option to purchase 1,061,720* shares of Common Stock with a per share exercise price of $16.30*. The stock option has a term of 10 years and will vest in four equal annual installments commencing on May 4, 2005, subject to Mr. Zander’s continued employment with us through each such date. In addition, on May 4, 2004, we granted Mr. Zander 109,770 restricted stock units based on shares of our Common Stock, which will vest 10% on May 4, 2005, 20% on May 4, 2006, 30% on May 4, 2007 and 40% on May 4, 2008, subject to Mr. Zander’s continued employment with us through each such date. Mr. Zander has agreed to defer settlement of the restricted stock units until after his date of termination of employment (but no later than the January 1 of the year following termination) or, if earlier, the first day on which the deductibility of the guaranteed bonus by us is no longer precluded by the provisions of Section 162(m) of the Code.
      In connection with the replacement of outstanding amounts at his former employer that were forfeited by Mr. Zander, on January 5, 2004, we paid Mr. Zander a lump sum cash payment of $600,000 and granted Mr. Zander 93,024 restricted shares of our Common Stock. The restrictions with respect to the restricted stock will lapse 100% on January 5, 2006, subject to Mr. Zander’s continued employment with us through such date.
      If Mr. Zander’s employment is terminated by us, except for cause, death or disability, or if he resigns for good reason (as defined in his agreement), he would be eligible to receive: (1) a cash payment equal to the sum of his unpaid annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and his annual cash bonus for the year preceding the date of termination of employment (if not previously paid); (2) a cash payment equal to two times the sum of his annual base salary and his target bonus (currently, this payment would be $7,050,000); (3) continued medical and life insurance benefits for two years following the date of termination, and (4) continued vesting in any stock options, restricted stock, performance shares and any other stock-based long term incentive compensation awards held by Mr. Zander pursuant to their original vesting schedule and continued exercisability of any stock options until 18 months after the earlier of (a) the later of (i) the vesting date or (ii) date of termination of employment or (b) the expiration of the scheduled option term, subject to Mr. Zander’s continued compliance with the restrictive covenants described below. Mr. Zander is entitled to reimbursement for all reasonable legal fees and expenses reasonably incurred by him in connection with the negotiation and preparation of the agreement, subject to a

*All references to the number of shares and exercise price of stock option grants in this section reflect the adjustments made on
December 2, 2004 in connection with the spin-off of Freescale Semiconductor.

PROXY STATEMENT

maximum of $50,000 and we will reimburse him for all legal costs and expenses reasonably incurred by him in connection with any dispute under the agreement so long as he prevails in such dispute on at least one material claim.
      Mr. Zander has agreed not to use or disclose any confidential information during or following his termination of employment with us. In addition, during his employment and for a period of two years thereafter, Mr. Zander has agreed not to solicit our employees, compete with our business or solicit our customers and has further agreed that, during and after his employment with us, he will assist us in the defense of any claims or potential claims against us.
      The agreement was approved by the Board of Directors, based in part on the recommendation of the Compensation and Leadership Committee and the Search Committee (a committee formed in 2003 to facilitate the search for a Company Chairman and CEO). The Search Committee hired its own CEO compensation advisors who worked with the compensation advisors regularly used by the Compensation and Leadership Committee and the Company to develop the compensation package. Comparator data from similarly sized companies and companies in our industries was gathered and analyzed in determining the compensation package.

Separation and Release Agreement with Mike Zafirovski
      On January 12, 2005, the Company issued a press release announcing that Mike S. Zafirovski, President and Chief Operating Officer, would resign from his officer positions effective January 31, 2005 and would not stand for re-election to the Board of Directors in May 2005. In connection with Mr. Zafirovski’s separation, a Separation and Release Agreement was approved by the Compensation Committee and executed by the Company and Mr. Zafirovski on February 15, 2005 (the “Zafirovski Separation Agreement”).
      The Zafirovski Separation Agreement provides that Mr. Zafirovski (i) will continue to receive his annual base salary until July 29, 2005, Mr. Zafirovski’s separation date as an employee of Motorola (the “Separation Date”) totalling $468,000; (ii) will continue to participate in Motorola’s benefit plans at his current levels until the Separation Date, except that Motorola will provide health benefits and office and administrative services through December 31, 2005 and company-paid financial planning and tax preparation services through his tax filing for the 2005 tax year; and (iii) will be reimbursed up to $25,000 for the attorney fees he incurred in connection with the Zafirovski Separation Agreement. Mr. Zafirovski will not receive executive perquisites after January 31, 2005. Other than the bonuses fully earned prior to Mr. Zafirovski’s resignation for the 2004 Motorola Incentive Plan and Motorola’s 2003-2004 Mid-Range Incentive Plan (MRIP), as amended, which will be paid in accordance with the terms of each such plan, Mr. Zafirovski will no longer participate in the MIP, the MRIP or any annual, mid-range or long range bonus plan thereafter, including for the 2004-2005 MRIP performance cycle.
      On February 15, 2005, Mr. Zafirovski held stock options for 3,855,720 shares of common stock ranging in exercise prices of $7.2745 to $27.2996 of which options for 1,760,220 shares were vested. As part of the Zafirovski Separation Agreement, Mr. Zafirovski will have until the earlier of the expiration of the options or one year from the Separation Date to exercise all of the vested options. In addition, 300,000 shares of restricted stock granted on May 10, 2000 to Mr. Zafirovski will vest on the Separation Date pursuant to the terms of the original grant. Mr. Zafirovski will forfeit all rights to unvested stock options for 1,341,120 shares of common stock and 965,117 shares of unvested restricted stock on the Separation Date.
      In addition to the amounts described above, under the terms of the Zafirovski Separation Agreement, Mr. Zafirovski will receive a separation allowance of $16,839,290 (the “Separation Allowance”), which amount includes a lump sum payout equal to $4,000,000, plus accrued interest at 7% per annum. Motorola committed, at the time of Mr. Zafirovski’s employment, to make this lump sum payout to replace the supplemental retirement benefits Mr. Zafirovski had accrued with his former employer and forfeited to join Motorola. The Separation Allowance is payable by Motorola following the Separation Date within 30 days of Mr. Zafirovski’s delivery of a supplemental general liability release.
      Motorola has agreed that in the event of Mr. Zafirovski’s death prior to his separation, his spouse will be entitled to his unpaid salary through the Separation Date and 2004 bonuses, separation allowance and other equity and benefits to the extent permitted under the applicable plans and/or equity agreements.
      Pursuant to the Zafirovski Separation Agreement, Mr. Zafirovski provides Motorola a general liability release of all claims arising out of his employment and separation from Motorola.

PROXY STATEMENT

Retirement Agreement with Christopher B. Galvin
      On September 19, 2003, Motorola announced that Mr. Christopher B. Galvin, chairman and chief executive officer, informed the Board of Directors of his decision to retire. However, Mr. Galvin agreed to remain as chairman and CEO until a successor was named. In connection with Mr. Galvin’s retirement, on October 2, 2003, the Board of Directors approved a retirement agreement between Motorola and Mr. Galvin dated as of September 19, 2003 (the “Retirement Agreement”).
      The Retirement Agreement was entered into in the interest of facilitating an orderly transition of the chairman and CEO positions of the Company. The Retirement Agreement outlined specific compensation treatment during two distinct phases: (1) the time period up to the start date of Mr. Galvin’s successor, and (2) the time period immediately following Mr. Galvin’s resignation as chairman and CEO and up to his retirement date (two years from the date of resignation).
      While chairman and CEO, Mr. Galvin continued to be paid an annual base salary of $1.4 million. Mr. Galvin resigned as chairman and CEO effective January 5, 2004.
      Upon Mr. Galvin’s resignation as chairman and CEO, he was entitled to all unpaid bonuses and incentives for prior performance periods, including: (i) a $1,000,000 bonus under MIP for 2003 performance, and (ii) payment equal to a pro-rata long-term incentive award for the 2003-2004 MRIP performance cycle based on actual performance in accordance with formulas established under MRIP (a payment of $3,500,000 was earned at the end of the 2003-2004 MRIP cycle).
      Following his resignation as chairman and CEO, Mr. Galvin began providing consulting services to Motorola and will continue to remain an employee of Motorola until December 14, 2005. Motorola will pay an annual consulting fee of $2,287,179 to Mr. Galvin, equal to the sum of: (i) his annual base salary of $1,453,896, and (ii) the average of his annual bonus for 2001, 2002 and 2003 (equal to $833,333). During this 2-year period, Motorola will continue to provide health benefits and company-paid financial planning and tax preparation services.
      Upon retirement, all of Mr. Galvin’s existing stock options will vest and restrictions on all of Mr. Galvin’s restricted stock awards will lapse. In the case of restricted stock, the award agreements governing restricted stock awards of 300,000 shares of restricted stock granted on January 31, 2000 and 500,000 shares of restricted stock granted on May 29, 2003, have been amended to permit full vesting of the shares upon Mr. Galvin’s retirement. Mr. Galvin will also be entitled to benefits under the Company’s supplementary retirement plan (the “SRP Plan”) upon his retirement. Mr. Galvin will vest under the existing terms of the SRP plan at age 55 as long as he is employed by the Company. At the time of vesting, the Company will make a contribution to the trust for the plan. Federal and state tax laws require that participants under the SRP Plan include in their personal income the amount of any contribution made by the Company in the year the contribution is made. As with other executives participating in the SRP Plan, the Company has reimbursed participants for this tax obligation, and will do so for Mr. Galvin. The total funding expected for Mr. Galvin in connection with the SRP Plan, including the tax obligation, is expected to be approximately $13.8 million.
      Motorola has also agreed that, in the event of Mr. Galvin’s death prior to his retirement, his spouse will be entitled to his salary, bonus and consulting fees and his beneficiaries will be entitled to receive the lump sum actuarial equivalent of the retirement benefit that would have been payable to him at his 55th birthday had he survived to that date.

Severance Agreement with David W. Devonshire
      In March 2002, the Company entered into compensation arrangements with David Devonshire as an incentive for him to join the Company as Chief Financial Officer. Pursuant to the compensation arrangements, if Mr. Devonshire is terminated without cause, Motorola has agreed to pay him severance equal to one year’s base salary plus his targeted incentive payout.

Change in Control Arrangements
      The Company has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the named executive officers is the Motorola, Inc. Senior Officer Change in Control Severance Plan (the “Senior Officer Plan”). The Senior Officer Plan provides for the payment of benefits in the event that: (i) an executive officer terminates his or her employment for “good reason” (as defined) within two years of a change in control, or (ii) the executive officer’s employment is terminated for any reason other than termination for “good cause” (as defined), disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an executive

PROXY STATEMENT

officer entitled thereto would be equal to the sum of: (i) three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (ii) three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; and (iii) a pro rata target bonus for the year of termination. The executive officer would also receive continued medical and insurance benefits for 3 years, and 3 years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise of tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan’s term is for 3 years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Plans continue for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company’s officers, the general employee population is covered by a change in control severance plan.
      The following “Report of Compensation and Leadership Committee on Executive Compensation”, “Report of Audit and Legal Committee” and “Performance Graphs” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REPORT OF COMPENSATION AND
LEADERSHIP COMMITTEE ON EXECUTIVE
COMPENSATION

Membership of the Compensation and
Leadership Committee
      Throughout 2004, Director Samuel C. Scott III was the Committee’s Chair and Directors Indra K. Nooyi and Douglas A. Warner III served on the Committee. Director B. Kenneth West served on the Committee until his retirement from the Board on May 3, 2004. Director Ron Sommer was elected to the Committee by the Board of Directors (the “Board”) on November 9, 2004.
      During 2004, the Committee was comprised solely of non-employee directors who were each: (i) independent as defined under the NYSE listing standards and the Motorola Inc. Director Independence Guidelines, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code. During 2005, the Committee will be comprised of directors who meet these same standards.

Purposes of the Compensation and
Leadership Committee
      The Compensation and Leadership Committee is appointed by the Board for the primary purposes of overseeing the programs under which compensation is paid or awarded to Motorola’s executives and evaluating the performance of Motorola’s senior management. The specific functions of the Committee are described in this proxy statement under “Committees of the Board of Directors— Compensation and Leadership Committee” and in the Committee’s charter, which the Committee and the Board annually review and revise as necessary. A copy of the Committee’s charter is available at www.motorola.com/investor.
      The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chair reports on Committee actions and recommendations at Board meetings.
      The Global Rewards department in Motorola’s Human Resources organization supports the Committee in its work and, in some cases, acts pursuant to delegated authority from the Committee to fulfill various functions in administering Motorola’s compensation programs.
      In carrying out its duties, the Committee has direct access to outside advisers, independent compensation consultants and others to assist the Committee.

General Compensation Philosophy
      Motorola’s general compensation philosophy is to provide world-class reward strategies and programs that attract, retain and motivate the best people, producing outstanding business performance and shareholder value.
      As a result, the Company strives to provide a total compensation package that is competitive with the prevailing practices for each industry and country in which it operates, allowing for above average total compensation when justified by individual performance and business results.

PROXY STATEMENT

Executive Compensation Guiding Principles
      The Company’s general compensation philosophy is further guided by the following principles specific to its executives:

• A strong link between pay and performance— both at the Company and the individual level.

• When Motorola has outstanding performance, total target compensation can be above the prevailing market median— correlating with the level of success achieved.
• Strongly differentiated pay for high performers proportional to their contributions to Motorola’s success.

• Executives aligning with stockholders and managing from the perspective of owners with a meaningful equity stake in Motorola.
• A competitive total rewards package that will enable the Company to attract and motivate high-performing talent and that is strongly competitive with other large-cap, high-tech companies.
• Retain high performers through meaningful wealth creation opportunities.
• A simple and cost-efficient program design.
• Tools to achieve success provided by Motorola, but significant individual responsibility and accountability.

Components of Compensation Program

Base Salary
      Base salary levels are compared to a competitive peer group. In the United States, the Company’s peer group consists of 22 large-cap, high-tech companies* that, in the aggregate, the Committee believes fairly represent the Motorola portfolio of businesses and with which the Company competes for executive talent. Outside of the United States, the same peer group companies are compared unless other, more compelling, competitors for executive talent are present.
      Overall, and for the last several years, base salary levels for each position are targeted, on average, at the 50th percentile of similar positions in the peer group. Some variation above and below the competitive median is allowed when, in the judgment of management and the Committee, the value of the individual’s experience, performance and specific skill set justifies variation. In this way, competitively superior pay goes to those who earn it. As a result, the greatest retention value has been invested in the strongest performers.

Annual Incentive Plan
      The Motorola Incentive Plan (“MIP”) is a cash-based, pay-for-performance incentive plan that was initiated in January 2002 and applies to every employee in the Company (excluding those employees participating in a sales incentive plan).
      The MIP incentive formula has the following variables:

Performance Factors

Eligible Earnings	×	Individual Incentive Target	×	Business Performance Factor	×	Individual Performance Factor	=	MIP Award
      The MIP “Individual Incentive Targets” are based on market-competitive data and are established as a percentage of base salary. The Committee designates target levels for Motorola executives. For 2004, the Individual Incentive Targets for Motorola executives generally ranged from 45% (for appointed vice presidents) to 135% (for the CEO) of base salary. The Committee also reviews target levels for all other non-executive participants.
      The MIP “Business Performance Factor” focuses on operating earnings, operating cash flow, revenue growth and three quality-specific measures: customer satisfaction, reliability and cost of poor quality. Business Performance Factor targets are established for the Company and for each of its major businesses. While most employees receive rewards based on business performance, all Motorola executives (including the executives named in the Summary Compensation Table) have a significant portion of their award based on the overall Motorola Business Performance Factor (75% for Motorola’s senior business leaders and 50% for all other Motorola executives).
      Motorola’s 2004 business performance significantly surpassed the targeted performance objectives set forth in the 2004 MIP Business Performance Factor. As a result, the formula-driven 2004 MIP awards (based on 2004 business results) were appropriately above the established target award level.
      The MIP “Individual Performance Factor” modifies the formula-driven award (business results) according to an individual’s contribution to the Company’s success. Individual Performance Factor multipliers range from 0% to 130%, demonstrating

     *In 2004, the peer group consisted of the following companies: Advanced Micro Devices, Cisco Systems, Dell, EDS, EMC, Ericsson, Hewlett- Packard, IBM, Intel, Lucent, Microsoft, National Semiconductor, Nokia, Nortel, Oracle, Philips Electronics, Qualcomm, Samsung, Scientific Atlanta, Siemens, Sun Microsystems and Texas Instruments.

PROXY STATEMENT

the Company’s commitment to differentiating rewards based on business and individual performance.

Mid-Range Incentive Plan
      The Motorola Mid-Range Incentive Plan (“MRIP”) is a cash-based, pay-for-performance, multi-year incentive plan that was implemented in January 2003. The initial cycle started on January 1, 2003 and concluded on December 31, 2004. A second cycle started on January 1, 2004 and will continue through December 31, 2005.
      Participation in MRIP is limited to Motorola’s senior and executive vice presidents (approximately 60 participants, including the executives named in the Summary Compensation Table). Motorola’s Chief Executive Officer, Mr. Edward J. Zander, is not a participant in the 2003-2004 MRIP cycle, but Mr. Zander is participating in the 2004-2005 MRIP cycle.
      The MRIP incentive formula has the following variables:

MRIP Business
Performance Matrix

Base Salary	×	Individual Incentive Target	×	Cumulative Improvement in Economic Profit	AND	Cumulative Growth in Sales	=	MRIP Award
      The MRIP “Individual Incentive Targets” are based on market-competitive data and are established as a percentage of base salary. The Compensation and Leadership Committee designates target levels for all MRIP participants. The Individual Incentive Targets range from 75% to 250% of base salary.
      MRIP awards are based on: (1) cumulative improvement in economic profit over a two-year performance period, and (2) cumulative growth in sales over a two-year performance period. By combining these measures, MRIP emphasizes the importance of balancing growth and profitability. While MRIP is not directly tied to stock prices, the progress made against these two measures should equate to value created for shareholders.
      Economic Profit is defined as: Net Operating Profit (after taxes) minus Capital Charge where, Capital Charge is equal to the average of invested capital at the beginning and the end of each year, multiplied by the cost of capital.
      Cumulative Growth in Sales is equal to the percent change in sales from the beginning of the performance period to the end of the performance period.
      Specific economic profit and sales growth targets are established at the beginning of a performance cycle. MRIP awards are based on performance against these established targets.
      The MRIP “Business Performance Matrix” is a table that outlines specific Business Performance Factors to be used for specific achievements against the established economic profit improvement and sales growth targets. The MRIP Business Performance Factors can range from 0% (for performance below the minimum threshold) to 200% (for maximum performance).
      Motorola’s 2004 business performance significantly surpassed the targeted two-year cumulative improvement in economic profit and the targeted two-year cumulative growth in sales performance objectives set forth in the 2003-2004 MRIP cycle. As a result, the formula driven 2003-2004 MRIP awards (based on business results) were appropriately above the established target award level.

Stock Options
      To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, Motorola uses stock options as its primary long-term incentive vehicle. Management and the Committee believe that stock options align employees’ interests precisely with those of other stockholders, because when the price of the stock declines from the price at the grant date, the employee obtains no value.
      A wide range of managerial and individual contributors participate in the Company’s stock option plans. On May 4, 2004, the Committee granted stock options to approximately 32,000 employees as part of the Company’s annual award of stock options. These options vest and become exercisable in four equal annual installments, with the first installment vesting May 4, 2005. The exercise price for the stock options is $16.30, the fair market value of Motorola common stock on the date of the grant, as adjusted for the Company’s December 2, 2004 distribution of its remaining ownership interest in Freescale Semiconductor, Inc. The stock options expire on May 4, 2014. Approximately 94% of the stock options covered by the May 4, 2004 grant went to employees other than the executives named in the Summary Compensation Table.

Stock Ownership Requirements
      Because the Committee believes in linking the interests of management and stockholders, the Board requires Motorola’s senior leadership team

PROXY STATEMENT

and all other senior and executive vice presidents (approximately 60 executives) to maintain prescribed levels of Motorola stock ownership.
      The stock ownership guidelines set a minimum level of ownership of: Common Stock with a value equal to 4 times base salary for the CEO; the lesser of Common Stock with a value equal to 3 times base salary or 50,000 shares or units for executive vice presidents; and the lesser of Common Stock with a value equal to 2 times base salary or 25,000 shares or units for senior vice presidents.

Executive Benefits and Perquisites
      Since 2000, the Committee and management have sought to more closely align the Company’s total executive rewards programs with that of its large-cap, high-tech peers. As a result, several significant changes in the Motorola executive benefits and perquisites programs have taken place:
      Changes in Benefit and Perquisite Programs

•	Executive Welfare Benefits

•	Supplemental Executive AD&D/ Travel Accident Insurance coverage ended on December 31, 2004.

•	Supplemental Executive Life Insurance coverage ended on December 31, 2004 (with the exception of retired participants and active participants who are age 55 or older on January 1, 2005; these retired and active participants will continue to receive post-retirement life insurance coverage equal to one times their salary at retirement).

•	Executive Retirement Benefits

•	The Elected Officer Supplemental Retirement Plan was closed to new participants as of January 1, 2000. This supplemental retirement plan provides an annual income of up to 70% of salary at retirement or disability based on certain eligibility and vesting requirements. As of January 1, 2005, there are 19 unvested “grandfathered” participants in the plan. Of the officers named in the Summary Compensation Table, only Mr. Galvin and Mr. Nemcek participate in this program.

•	Executive Perquisites

•	The U.S. Executive Vehicle Program ended on November 1, 2004.

•	The U.S. Executive Home Security Program ended on December 31, 2004.

•	First class air travel on flights less than 6 hours in duration ended on September 1, 2004.

•	An Executive Health Coaching benefit will be introduced in 2005. This program will provide Motorola executives with personal health coaching recommendations and encouragement to reach exercise, weight management, nutrition, smoking cessation and stress management goals.

Executive Benefits and Perquisite
That Have Not Changed

•	The Motorola Management Deferred Compensation Plan has not been changed. This program allows Motorola’s elected officers the opportunity to defer taxes on their base salary and cash incentive compensation. Motorola does not contribute to this plan.

•	The Motorola Executive Financial Planning Program has not been changed. This program provides Motorola’s elected officers with comprehensive financial planning assistance.
•	The Motorola Change-in-Control Program has not been changed. This program provides Motorola’s elected officers with severance benefit protection triggered in the event of a change in control of Motorola.
      All other benefits, including health care and other insurance programs, are the same for all eligible employees, including Motorola executives.

CEO Compensation
      Motorola’s compensation program is designed to motivate outstanding corporate and business performance. This pay-for-performance program extends to all Motorola employees, including our Chairman and Chief Executive Officer, Mr. Edward J. Zander.
      Mr. Zander’s compensation consists of base salary, awards from the Motorola Incentive Plan (“MIP”) and the Mid-Range Incentive Plan (“MRIP”), stock options, restricted stock or restricted stock units and certain other benefits.

PROXY STATEMENT

      The Committee studied the data gathered from the 22-company peer group mentioned above to assess the appropriate competitive compensation levels for Mr. Zander. Mr. Zander’s compensation levels are also governed by the employment agreement entered into by the Company on December 15, 2003, effective January 5, 2004. The employment agreement was approved by the Board, based in part on the recommendation of the Compensation and Leadership Committee and the Search Committee (a committee formed in 2003 to facilitate the search for a Company Chairman and CEO). The Search Committee hired its own CEO compensation advisors who worked with the compensation advisors regularly used by the Compensation and Leadership Committee and the Company to develop the compensation package. Comparator data from similarly-sized companies and companies in our industries was gathered and analyzed in determining the compensation package.

Mr. Zander’s Base Salary
      Pursuant to the terms of his employment agreement, Mr. Zander’s annual salary for 2004 was $1,500,000. In February 2005, the Committee decided, and the independent board members concurred, that Mr. Zander’s base salary will not be increased in 2005.

Mr. Zander’s 2004 MIP Award
      For Mr. Zander’s 2004 MIP award, the Committee assessed performance based on the MIP “Business Performance Factors” (operating earnings, operating cash flow, revenue growth and three quality-specific measures: customer satisfaction, reliability and cost of poor quality) that comprise the formula for awards under the plan. The Committee and the Board considered these results in addition to strategic and leadership accomplishments to decide on Mr. Zander’s 2004 MIP award. Pursuant to the terms of his employment agreement, the minimum payment of Mr. Zander’s 2004 MIP award was to be guaranteed at target level (135% of his base salary, or $2,025,000).
      Based on the assessment of performance against 2004 MIP Business Performance Factor targets and on the assessment of Mr. Zander’s performance in 2004, the Committee decided upon, and the independent board members concurred in approving, a 2004 MIP award of $4,000,000 (119% of the formula-driven award).
      Pursuant to the terms of his employment agreement, Mr. Zander has agreed to defer receipt of such bonus until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of the guaranteed bonus by the Company is no longer precluded by the provisions of Section 162(m) of the Code.

Other Cash Payments to Mr. Zander
      On January 5, 2004, Mr. Zander received a one-time cash payment of $600,000 in order to compensate him for benefits he forfeited upon the termination of his employment with his former employer.

Mr. Zander’s 2004 Stock Options
      On January 5, 2004, pursuant to the terms of his employment agreement, Mr. Zander was granted an option to purchase 1,508,760* shares of Common Stock, with a per share exercise price equal to $12.97*. This stock option grant has a term of 10 years and will vest in four equal annual installments commencing on January 5, 2005, subject to Mr. Zander’s continued employment with Motorola through each such date.
      On May 4, 2004, pursuant to the terms of his employment agreement, Mr. Zander was granted an option to purchase 1,061,720* shares of Common Stock, with a per share exercise price equal to $16.30*. This stock option grant has a term of 10 years and will vest in four equal annual installments commencing on May 4, 2005, subject to Mr. Zander’s continued employment with Motorola through each such date.

Mr. Zander’s 2005 Stock Options
      In recognition of Mr. Zander’s performance throughout 2004, on February 14, 2005, the independent directors of the Board granted Mr. Zander an option to purchase 300,000 shares of Common Stock with a per share exercise price equal to $15.91. This stock option grant has a term of 10 years and will vest in four equal annual installments commencing on February 14, 2006, subject to Mr. Zander’s continued employment with Motorola through each such date.
      Additionally, Mr. Zander remains eligible to participate in the Company’s broad-based annual stock option grant for 2005.

*All references to the number of shares and exercise price of stock option grants in this section reflect the adjustments made on
December 2, 2004 in connection with the spin-off of Freescale Semiconductor.

PROXY STATEMENT

Mr. Zander’s 2004 Restricted Stock and Restricted Stock Units
      On January 5, 2004, pursuant to the terms of his employment agreement, Mr. Zander was granted 400,000 restricted stock units based on shares of Common Stock. This grant will vest 50% on January 5, 2006 and the remainder on January 5, 2008, subject to Mr. Zander’s continued employment with Motorola through each such date. Mr. Zander has agreed to defer settlement of the restricted stock units until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of the guaranteed bonus by the Company is no longer precluded by the provisions of Section 162(m) of the Code.
      In addition, on January 5, 2004, Mr. Zander was granted 93,024 restricted shares of Common Stock in order to compensate him for benefits he forfeited upon the termination of his employment with his former employer. The restrictions with respect to this restricted stock grant will lapse 100% on January 5, 2006, subject to Mr. Zander’s continued employment with Motorola through such date.
      On May 4, 2004, pursuant to the terms of his employment agreement, Mr. Zander was granted 109,770 restricted stock units based on shares of Common Stock. This restricted stock unit grant will vest 10% on May 4, 2005, 20% on May 4, 2006, 30% on May  4, 2007 and 40% on May 4, 2008, subject to Mr. Zander’s continued employment with Motorola through each such date. Mr. Zander has agreed to defer settlement of these restricted stock units until after his date of termination of employment (but no later than the January 1 of the year following termination) or, if earlier, the first day on which the deductibility of the guaranteed bonus by the Company is no longer precluded by the provisions of Section 162(m) of the Code.

Mr. Zander’s Benefits and Perquisites
      During the term of Mr. Zander’s employment agreement, Mr. Zander is eligible to participate in all long-term incentive plans, pension plans and health and welfare, perquisite and other arrangements generally available to other senior executives. He is also entitled to reasonable use of Company aircraft for personal and business purposes.
      Mr. Zander will receive change in control benefits under our Senior Officer Change in Control Severance Plan, or any successor change in control plan or program. If we no longer maintain the Senior Officer Change in Control Severance Plan, we will provide Mr. Zander with no less favorable benefits and protection under an alternative program or arrangement. In addition, upon a change in control of the Company, all equity-based awards granted to Mr. Zander will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, all performance stock will be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards will be paid out as promptly as practicable. If we adopt an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Zander under the agreement, Mr. Zander will be entitled to those benefits.

Mr. Zander’s Stock Ownership Requirements
      Pursuant to the terms of his employment agreement, Mr. Zander has agreed to purchase 100,000 shares of Common Stock on or prior to July 31, 2005, and he has already purchased 75,000 shares.

Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1 million for the compensation paid to named executive officers unless certain requirements are met. The awards under the MIP, the Stock Option Plan of 1996 and the MRIP (with the possible exception of any guaranteed award) meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 2004, if any, will be deductible. The Motorola Amended and Restated Incentive Plan of 1998 and the Motorola Omnibus Incentive Plans of 2000, 2002 and 2003 permit various types of awards, some of which qualify for exemption under Section 162(m) and some of which do not. Stock options, performance shares, performance cash awards and stock appreciation rights that are granted under these plans qualify as “performance based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of Motorola common stock, restricted stock, restricted stock units and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions.
      Overall, the Committee believes that the Motorola’s pay-for-performance based executive compensation is in the long-term interests of the stockholders.

Respectfully submitted,

Samuel C. Scott III, Chair
Indra K. Nooyi
Ron Sommer
Douglas A. Warner III

PROXY STATEMENT

AUDIT AND LEGAL COMMITTEE MATTERS
Report of Audit and Legal Committee
      The Audit and Legal Committee is comprised of four non-employee directors. Mr. Fuller, the Chair, and Dr. White served on the Committee throughout 2004. Mr. Pepper joined the Committee on May 3, 2004 and Mr. Meredith joined the Committee upon his election to the Board on January 31, 2005. The Committee operates pursuant to a written charter that was amended and restated by the Board as of February 3, 2004. A copy of the charter is available at www.motorola.com/investor.
      On February 24, 2005, the Board determined that each member of the Committee was independent within the meaning of the NYSE listing standards, SEC rules and the Motorola, Inc. Director Independence Guidelines. The Board also determined that each member of the Committee is “financially literate” and has accounting or related financial management expertise. The Board also determined that H. Laurance Fuller is the “audit committee financial expert” as defined by SEC rules through his business experience, including overseeing the preparation of financial statements in his role as CEO of Amoco Corporation. The Board also determined that John White’s service on a total of four audit committees of public companies (including Motorola) did not impair his service on the Motorola Audit and Legal Committee because of his excellent service on the Committee since 1995. During all of 2004, the Committee was comprised of non-employee directors who were each independent as defined by the NYSE listing standards applicable during 2004 and SEC rules.
      The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.
      The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During fiscal 2004, the Committee met six times at formal meetings. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, and from time-to-time other members of management.
      Outside of formal meetings, throughout the year, Committee members met and had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee, or the Committee Chair as a representative of the Committee, discusses the interim financial information contained in each quarterly earnings announcement with the controller and the independent registered public accounting firm, prior to public release. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.
      Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee obtained a letter from KPMG, containing a description of all relationships between the independent registered public accounting firm and the Company. After reviewing the letter and discussing it with management, the Committee discussed with the independent registered public accounting firm its overall relationship with the Company and any of those relationships described in the letter that could impact KPMG’s objectivity and independence. In particular, the Committee reviewed information the Company received from KPMG during late 2004 and early 2005 relating to certain tax services performed by KPMG for the Company and certain expatriate employees in foreign jurisdictions from 2001 through July 2003. These tax services were not permitted under the auditor independence rules and could potentially have been deemed to impair KPMG’s independence. The fees for these tax services provided by KPMG were de minimis; representing less than 0.05% of the fees paid to KPMG by the Company in each of the relevant years. KPMG has informed the Committee and the Company’s senior management that its impartiality and objectivity were unaffected by the provision of these services and that the tax services performed have not impaired KPMG’s independence with respect to the performance of its audit services. The Committee and management agree that KPMG’s independence was not, and will not be, impaired by the fact these services were provided.
      Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to the independent registered public accounting firm’s independence. KPMG also has confirmed in its letter that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

PROXY STATEMENT

      The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.
      The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in SAS No. 61, “Communication with Audit Committees”. With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.
      The Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2004, with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.
      The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the report of the Company’s independent registered public accounting firm on management’s assessment and on the effectiveness of internal control over financial reporting as of December 31, 2004. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing management’s assessment and the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.
      As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm.
      In giving its recommendation to the Board of Directors, the Committee has relied on: (i) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (ii) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

H. Laurance Fuller, Chair
John E. Pepper, Jr.
Thomas J. Meredith
John A. White

PROXY STATEMENT

Independent Registered Public Accounting Firm
      KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2003 and December 31, 2004 and is serving in such capacity for the current fiscal year. Beginning in 2003, the Audit and Legal Committee appoints and engages the independent registered public accounting firm annually. The decision of the Committee is based on a review of both the audit scope and the estimated audit fees.
      Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.
Total Fees Billed by KPMG
      The aggregate fees billed by KPMG for professional services to the Company were $20.9 million in 2004 and $13.0 million in 2003.
     Audit Fees
      The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements, the review of the Company’s quarterly financial statements, the audit of internal control over financial reporting and services that are normally provided in connection with statutory and regulatory filings or engagements were $13.9 million in 2004 and $7.3 million in 2003.
     Audit-Related Fees
      The aggregate fees billed by KPMG for professional assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, were $2.4 million in 2004 and $1.6 million in 2003. These fees related to audits and due diligence in connection with acquisitions and dispositions by the Company, pension and profit sharing plan audits and Sarbanes-Oxley Section 404 assistance.
     Tax Fees
      The aggregate fees billed by KPMG for professional services for tax compliance, tax advice and tax planning were $4.6 million in 2004 and $4.1 million in 2003. These fees primarily related to assistance with the preparation of the Company’s U.S. Federal, state and local tax returns and international subsidiaries tax returns and, for 2003, services provided to expatriate Company employees in preparing their tax returns. The Audit and Legal Committee determined that KPMG will not provide tax assistance for expatriate employees after the completion of 2001 tax returns. Although minor fees were incurred in connection with these expatriate returns prior to 2004, (such fees were $0.3 million in 2003) the Company did not incur additional fees from KPMG relating to these services in 2004 nor does it expect to in the future.
     All Other Fees
      The aggregate fees for all other services rendered by KPMG were $0 in 2004 and $0 in 2003.
      The following table further summarizes fees billed to the Company by KPMG during 2004 and 2003. On December 2, 2004, the Company completed the spin-off of Freescale Semiconductor, Inc., an entity comprised of the Company’s former semiconductor operations. As of that date, Freescale Semiconductor is an entirely independent company. In order to provide a basis for future comparisons, the final column in the table below excludes fees billed by KPMG in 2004 that related to Freescale Semiconductor. In total, the final column excludes $1.7 million of Audit Fees related to Freescale Semiconductor.

Worldwide Fees
($ in millions)

	With		Without
	Freescale		Freescale

Service	2004	2003	2004

Audit Fees
Consolidated Financial Statement Audit & Statutory Audits	$9.0	$7.2	$7.9
Audit of Internal Control Over Financial Reporting	$4.5	$0	$3.9
SEC Filings	$0.2	$0.1	0.2
International Audit Related Services	$0.2	$0	$0.2

	$13.9	$7.3	$12.2

Audit-Related Fees
Acquisition & Disposition Audits and Due Diligence	$2.0	$1.1	$2.0
Pension and Profit Sharing Plan Audits	$0.2	$0.2	$0.2
Sarbanes-Oxley Section 404 Assistance	$0.2	$0.3	$0.2

	$2.4	$1.6	$2.4

Tax Fees
International Subsidiaries, Tax Return Preparation Assistance	$3.0	$2.3	$3.0
Federal, State & Local Tax Services	$1.6	$1.5	$1.6
Expatriate Tax Services	$0	$0.3	$0

	$4.6	$4.1	$4.6

All Other Fees	$0	$0	$0

Total	$20.9	$13.0	$19.2

PROXY STATEMENT

Audit and Legal Committee Pre-Approval Policies
      In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal controls over financial reporting for 2004, KPMG and other accounting and consulting firms were retained to provide advisory, auditing and consulting services in 2004. The Audit and Legal Committee has restricted the non-audit services that KPMG may provide to the Company, primarily to tax services and merger, divestiture, and acquisition-related due diligence and audit services. The Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are more effective than other service providers and do not impair the independence of KPMG.
      The Audit and Legal Committee has formal policies and procedures in place with regard to the approval of all professional services provided to the Company by KPMG. Below is a summary of the 2004 policies and procedures.
      With regard to “Audit and Audit-Related” services, the Committee reviews the annual audit plan, the description of non-audit services, and the estimated annual budgets for Audit and Audit- Related services in advance. The Committee provided the Company’s Controller approval to authorize payment for any Audit and Audit-Related services up to the approved budget. The Audit Committee provided the Company’s Controller with the authority to pre-approve fees less than $25,000 that were not in the budget but that were in the list of services approved by the Committee. The Controller is responsible to report any approval decisions to the Audit Committee at its next scheduled meeting. The Committee reviews, and if necessary, approves an updated estimate of the annual Audit and Audit-Related fees in comparison to the overall budget at each regular Committee meeting.
      With regard to “Tax” services, the Committee reviews the description and estimated annual budget for Tax services to be provided by KPMG in advance. During 2004, the Committee provided the Company’s Controller approval to pay any Tax services by KPMG up to the approved budget. The Audit Committee also provides the Company’s Controller with the authority to pre-approve fees less than $25,000 that were not in the budget but that were in the list of services approved by the Committee. The Controller is responsible to report any approval decisions to the Audit Committee at its next scheduled meeting. The Committee reviews, and if necessary, approves an updated estimate of the annual Tax fees and services in comparison to the overall budget at each regular Committee meeting.
      With regard to “Other” services, the Committee reviews the description and estimated fees for any Other services to be provided by KPMG in advance. During 2004, the Committee provided the Company’s Controller with approval to pay any Other services up to the approved budget. The Audit Committee also provided the Company Controller with the authority to pre-approve fees less than $25,000 that were not in the budget but that are in the list of services approved by the Committee. The Controller is responsible to report any approval decisions to the Audit Committee at its next scheduled meeting. The Committee reviews, and if necessary, approves an updated estimate of the Other fees and services in comparison to the overall budget at each regular Committee meeting.
      In 2004, management did not approve any services that were not on the list of services pre-approved by the Committee.

PROXY STATEMENT

PERFORMANCE GRAPHS
      The following graphs compare the five-year and one-year cumulative total returns of Motorola, Inc., the S&P 500 Index, the peer group index used in our previous year’s proxy statement (the “Old Peer Group”) and a new peer group index (the “New Peer Group”) that is based solely on the S&P Communications Equipment Index. The Old Peer Group was a composite of the S&P Communications Equipment Index and the S&P Electronics (Semiconductors) Index. The Company has dropped the S&P Electronics (Semiconductors) Index from its peer group index to reflect its narrowed business following the Company’s exit from the semiconductor industry in connection with its spin-off of Freescale Semiconductor, Inc., the entity comprised of the Company’s former semiconductor operations, in December 2004. The performance of the Previous Peer Group is displayed here for comparative purposes as required by Item 402(l)(4) of SEC Regulation S-K and will not be provided in the future.
      These graphs assume $100 was invested in the stock or the Index on December 31, 1999 or December 31, 2003, respectively, and also assume the reinvestment of dividends, including the Company’s distribution to its shareholders of ..110415 shares of Class B common stock of Freescale Semiconductor, Inc. (“Freescale Class B Shares”) on December 2, 2004 for each share of Motorola common stock. For purposes of these graphs, the Freescale Semiconductor, Inc. distribution is treated as a non-taxable cash dividend of $2.06 (the value of .110415 Freescale Class B Shares, based on Freescale Semiconductor’s December 2, 2004 closing price of $18.69) that would have been reinvested in Motorola common stock at the close of business on December 2, 2004.
Five-Year Performance Graph
One-Year Performance Graph

PROXY STATEMENT

COMMUNICATIONS
Procedures for Recommending Director Candidates to the Governance and Nominating Committee
      The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.
      The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.
Deadline and Procedures for Submitting Nominations to the Board
      A stockholder wishing to nominate a candidate for election to the Board at the 2006 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address below no later than January 29, 2006.
      The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.
Deadline and Procedures for Submitting Proposals
      Any stockholder who intends to present a proposal at the Company’s 2006 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.
      If the stockholder intends to present the proposal at the Company’s 2006 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than November 15, 2005, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any shareholder proposal in its proxy materials for the 2006 Annual Meeting of Stockholders if the proposal is received after the November 15, 2005 deadline.
      If a stockholder submits a proposal after the November 15, 2005 deadline but still wishes to present the proposal at the 2006 Annual Meeting of Stockholders, the proposal: (1) must be received by the Company no later than January 29, 2006, (2) must present a proper matter for shareholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s amended and restated certificate of incorporation and bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.
Communications to the Board
      All communications to the Board of Directors, presiding director, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@motorola.com.
OTHER MATTERS
      The Board knows of no other business to be transacted at the 2005 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
      Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or

PROXY STATEMENT

her transactions related to Motorola Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2004 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.
Manner and Cost of Proxy Solicitation
      The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D.F. King & Co. to aid in soliciting proxies. The Company will pay an estimated fee of $17,500, plus expenses, to D.F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.
“Householding” of Proxy Materials
      In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.
      As in the past few years, a number of brokers with accountholders who are Motorola stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call us at 1-800-262-8509 or write us at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.
      Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

A. Peter Lawson
Secretary

Location for the Annual Meeting of Stockholders:
Rosemont Theater
5400 N. River Road, Rosemont, Illinois 60018, (847) 671-5100
May 2, 2005 at 5:00 P.M., local time

Map to the Rosemont Theater

N
W
E
S
45
294
Mannheim Rd.
NW Tollway
Oakton St.
I-90
River Rd.
E. Touhy Ave.
72
Devon Ave.
O'HARE AIRPORT
I-90
Kennedy Expressway
CHICAGO
Rosemont Theater
W. Irving Park Rd.
River Rd.
Cumberland Ave.
Mannheim Rd.
294
45

MOTOROLA, INC.
1303 E. ALGONQUIN ROAD
SCHAUMBURG, IL 60196

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, May 1, 2005. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, May 1, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Motorola, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. To ensure your vote is counted, receipt of your mailed proxy is needed by Saturday, April 30, 2005.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at www.motorola.com/investor

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
MOTOROLA	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ALL NOMINEES LISTED BELOW AND AGAINST
PROPOSALS 2 AND 3.

1.	Election of Directors		For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	Nominees:		All	All	Except	and write the nominee’s number on the line below.
	01) E. Zander	07) I. Nooyi
	02) H. L. Fuller	08) S. Scott III	¡	¡	¡
	03) J. Lewent	09) R. Sommer
	04) W. Massey	10) J. Stengel
	05) T. Meredith	11) D. Warner III
	06) N. Negroponte	12) J. White

Vote on Shareholder Proposals

The Board of Directors recommends a vote
AGAINST Proposals 2 and 3.

	For	Against	Abstain
Proposal 2
Shareholder Proposal re: Non- Deductible Executive Compensation	¡	¡	¡

	For	Against	Abstain
Proposal 3
Shareholder Proposal re: Director Election by Majority Vote	¡	¡	¡

Please vote, date and sign and mail this proxy promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET TO MOTOROLA’S
2005 ANNUAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola’s 2005 Annual Meeting of Stockholders to be held at the Rosemont Theater, 5400 North River Road, Rosemont, Illinois on Monday, May 2, 2005 at 5:00 P.M. A map showing directions to the meeting site is shown below. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

▲ FOLD AND DETACH HERE ▲

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders, May 2, 2005

The undersigned hereby appoints Edward J. Zander, David W. Devonshire, A. Peter Lawson, and Steven J. Strobel or any one of them, as the undersigned’s proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 2, 2005, and at any adjournments thereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE,
BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
NOMINEES LISTED AND AGAINST PROPOSALS 2 AND 3.

IMPORTANT–This Proxy must be signed and dated on the reverse side if you are voting by mail.